                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Mahaska Investment Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2001

To The Shareholders Of Mahaska Investment Company:

   The Annual Meeting of Shareholders of Mahaska Investment Company will be held at the Elmhurst Country Club, 2214 South 11th Street, Oskaloosa, Iowa, on Thursday, April 26, 2001, at 10:30 a.m., for the following purposes:

  1. To elect directors to serve until the Annual Meeting of Shareholders at which their term expires, and until their successors shall have been elected and qualified;

  2. To ratify the appointment of KPMG LLP as independent auditors for the current fiscal year; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                                   * * * * *

   The Board of Directors has fixed the close of business on February 22, 2001, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

   To be sure that your shares are represented at the meeting, please either complete and promptly mail the enclosed proxy card in the envelope provided for this purpose or vote through the telephone or Internet voting procedures described on the proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

                                          By Order of the Board of Directors
                                          Charles S. Howard, Chairman of the
                                           Board

Oskaloosa, Iowa
March 23, 2001

                                PROXY STATEMENT

Mahaska Investment Company
222 First Avenue East
Oskaloosa, Iowa 52577

                                 INTRODUCTION

   The enclosed Proxy is solicited by the Board of Directors of Mahaska Investment Company, an Iowa corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on April 26, 2001, and at any adjournment thereof. The Proxy may be revoked at any time before it is exercised by submitting a later dated Proxy, by giving notice of such revocation to the Company in writing, or by attending and requesting such revocation at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute the revocation of the Proxy. If the Proxy is not revoked, the shares represented thereby will be voted in the manner specified in the Proxy. A Proxy properly executed and received prior to the Annual Meeting which does not give specific voting instructions will be voted FOR the election of the nominees to the Board of Directors set forth herein and FOR the ratification of the appointment of KPMG LLP as independent auditors for the current fiscal year and as the persons designated as proxies on the enclosed proxy card determine is in the best interests of the Company in any other business that may properly come before the meeting or any adjournment thereof. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a Proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the shareholders for a vote (broker non-votes), such shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be entitled to vote at the Annual Meeting of Shareholders.

   For participants in the Mahaska Investment Company Employee Stock Ownership Plan and Trust (the "ESOP"), the proxy card will also serve as a voting instruction card for Mahaska State Bank, the trustee of the ESOP (the "Trustee"), with respect to shares held in the participants' accounts. A participant cannot direct the voting of shares allocated to the participant's account in the ESOP unless the proxy card is signed and returned. If proxy cards representing shares in the ESOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP.

   The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying Proxy is being borne by the Company. In addition to the solicitation by mail, officers, directors, and regular employees of the Company may solicit Proxies by telephone or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed by the Company for their reasonable expenses.

   The record date for shareholders entitled to vote at the meeting is the close of business on February 22, 2001, at which time the Company had issued and outstanding 3,971,168 shares of Common Stock, and all of those shares are eligible to vote at the Annual Meeting of Shareholders. Holders of Common Stock are entitled to one vote per share on any matter which may properly come before the meeting.

   This Proxy Statement, the enclosed Proxy, and the attached Notice were first sent to shareholders on approximately March 23, 2001.

                                  PROPOSAL 1

Election Of Directors

   Six directors are to be elected at the Annual Meeting of Shareholders by holders of Common Stock to serve until the Annual Meeting of Shareholders at which their respective term expires and until their respective successor has been elected and qualified. The Articles of Incorporation and Bylaws of the Company state that the Board of Directors of the Company shall set the size of the Board of Directors in a range of not less than five directors nor greater than fifteen directors. The Company had nine directors during the 2000 fiscal year until the resignation of R. Spencer Howard effective February 29, 2000 and the deaths of James F. Mathew on March 28, 2000 and Martin L. Bernstein on April 28, 2000. At its meeting on June 22, 2000, the Board of Directors elected James G. Wake to fill the vacancy caused by the death of James F. Mathew and elected Michael R. Welter and Edward C. Whitham, Jr. to fill the vacancies caused by the resignation of R. Spencer Howard and the death of Martin L. Bernstein.

   Each shareholder of record shall be entitled to as many votes as the total of the number of shares of Common Stock, $5.00 par value per share, held of record by such shareholder. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company does not have cumulative voting.

   Under applicable provisions of Iowa law and the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by Proxy, constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the election of directors in the manner set forth above, will be required to elect directors.

   In the absence of instructions to the contrary, the Proxies solicited by the Board of Directors will be voted in favor of the election of the nominees identified in the following table, all of whom are members of the present Board of Directors.

   The nominees and the directors of the Company whose terms continue beyond the 2001 Annual Meeting of Shareholders are identified in the following table. The term for which nominees Richard R. Donohue, John P. Pothoven, and John W.
N. Steddom are nominated will expire at the 2004 Annual Meeting of Shareholders, the term for which nominee James G. Wake is nominated will expire at the 2002 Annual Meeting of Shareholders, and the term for which nominees Michael R. Welter and Edward C. Whitham, Jr. are nominated will expire at the 2003 Annual Meeting of Shareholders. Richard R. Donohue, John P. Pothoven, and John W. N. Steddom have previously been elected as a director by the holders of the Company's Common Stock. James G. Wake, Michael R. Welter, and Edward C. Whitham, Jr. were previously elected by the Board of Directors during 2000 after the Annual Meeting of Shareholders. Except as may be otherwise expressly stated, the nominees for director have been employed in the capacities indicated for more than five years. Additional information regarding these nominees and each director as of February 22, 2001 is set forth in the following table. The number of shares of Common Stock of the Company beneficially owned by each of the nominees and directors as of February 22, 2001, is set forth on pages 12 and 13.

                                                                  Present
                                                                    Term
                                                         First   Expires at
                                                        Became a   Annual
Name and Principal Occupation for the last five years   Director  Meeting   Age
-----------------------------------------------------   -------- ---------- ---
Nominees:
Richard R. Donohue....................................    1999      2001     51
Managing Partner, Theobald, Donohue & Thompson,
 Oskaloosa, Iowa
John P. Pothoven......................................    1994      2001     58
President and, since January 1998, Chairman of Mahaska
 State Bank(1)
John W. N. Steddom....................................    1975      2001     70
Civil Engineer for the County of Keokuk, Iowa from
 1988 to February 1995, Retired
James G. Wake.........................................    2000      2001     61
General Manager, Smith-Wake Investments, Inc.,
 Oskaloosa, Iowa
Michael R. Welter.....................................    2000      2001     50
General Contractor, Sigourney, Iowa
Edward C. Whitham, Jr.................................    2000      2001     61
President, Financial Management Accounting, Inc.,
 Burlington, Iowa
Other Directors:
William D. Hassel.....................................    1999      2003     52
President and, since April 2000, Vice Chairman of
 Midwest Federal Savings and Loan Association of
 Eastern Iowa(1)
Charles S. Howard.....................................    1988      2002     45
Chairman of the Company since January 1998 and
 President and Chief Executive Officer of the Company
 since June 1993; previously Executive Vice President
 of the Company; Chairman of Central Valley Bank(1)
 from June 1994 to January 2000; Vice Chairman of
 Mahaska State Bank since January 1996; Chairman of
 Pella State Bank since November 1997; Chairman of MIC
 Financial Services, Inc. since January 1998
David A. Meinert......................................    1991      2002     47
Executive Vice President of the Company since June
 1993 and Chief Financial Officer since September
 1984; President of Central Valley Bank(1) from June
 1994 to January 1997; Chairman of Central Valley Bank
 from January 2000; President of MIC Financial
 Services, Inc. since March 2000

--------
(1) Mahaska State Bank, Midwest Federal Savings and Loan Association of Eastern Iowa, Central Valley Bank, Pella State Bank, and MIC Financial Services, Inc. are subsidiaries of the Company (all located in Iowa).

                                  MANAGEMENT

Executive Officers

Name                         Age Position with the Company
----                         --- -------------------------
Charles S. Howard...........  45 Chairman, President and Chief Executive Officer
David A. Meinert............  47 Executive Vice President and Chief Financial
                                 Officer
John P. Pothoven............  58 Chairman and President of Mahaska State Bank
William D. Hassel...........  52 Vice Chairman and President of Midwest Federal
                                 Savings and Loan Association of Eastern Iowa

   Charles S. Howard and David A. Meinert were elected by the Board of Directors of the Company to the positions described above for a term of one year in April 2000. John P. Pothoven and William D. Hassel were elected by their respective Board of Directors to the positions described above for a term of one year in January 2001. The responsibilities and experience of each executive officer are described below.

   Charles S. Howard has been a director of the Company since 1988 and a director of Mahaska State Bank since 1993. He was elected President and Chief Executive Officer of the Company in June 1993 and elected Chairman of the Company in January 1998. Mr. Howard was elected Vice Chairman of Mahaska State Bank in January 1996. Mr. Howard served as Chairman of Central Valley Bank from June 1994 until January 2000 and has served as a director of Central Valley Bank since June 1994. He has also served as Chairman and as a director of Pella State Bank since November 1997. He is also a director of Midwest Federal Savings and Loan Association of Eastern Iowa (Midwest Federal Savings) since October 1999. Prior thereto, he served as Executive Vice President and Chief Operating Officer of the Company. Before joining the Company in 1984, Mr. Howard was a Commercial Loan Officer of Mahaska State Bank from 1977 to 1984.

   David A. Meinert, C.P.A., has been a director of the Company since 1991. He also serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Meinert was elected as Chairman of Central Valley Bank in January 2000, has served as a director of Central Valley Bank since 1994, and served as President of Central Valley Bank from June 1994 to January 1997. He has also been a director of Pella State Bank since November 1997 and a director of Midwest Federal Savings since October 1999. Mr. Meinert was elected as President of MIC Financial Services, Inc. effective March 1, 2000. Prior to joining the Company in 1984, Mr. Meinert was the Auditor for Mahaska State Bank from 1978 to 1984. Before joining Mahaska State Bank, Mr. Meinert worked for the Liberty Trust & Savings Bank, Durant, Iowa, for three years.

   John P. Pothoven has been a director of the Company since 1994 and a director of Mahaska State Bank since 1976. He has served as President and Chief Executive Officer of Mahaska State Bank since 1984 and as Chairman of Mahaska State Bank since January 1998. Mr. Pothoven joined Mahaska State Bank in 1976 as a Vice President and was promoted to Executive Vice President in 1978. Before joining the Bank, Mr. Pothoven worked in the Correspondent Department of Merchants National Bank, Cedar Rapids, Iowa.

   William D. Hassel has been a director of the Company since 1999 and a director of Midwest Federal Savings since 1985. He has served as President and Chief Executive Officer of Midwest Federal Savings since 1989, and he was elected Vice Chairman of Midwest Federal Savings in April 2000. Mr. Hassel joined Midwest Federal Savings in 1972 as Comptroller, before being promoted to Treasurer in 1974 and to Chief Financial Officer in 1983. Mr. Hassel was President and Chief Executive Officer of Midwest Bancshares, Inc. since its organization in 1992 until September 1999.

Directors

   Information about directors who are not executive officers is shown in the table set forth on page 4.

Director and Committee Meetings

   Twelve regularly scheduled meetings of the Board of Directors of the Company were held during 2000. Each director attended at least 75 percent of the Board meetings and any meetings of committees on which he served. The Company has an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

   For a description of the Compensation Committee, see "REPORT ON EXECUTIVE COMPENSATION FOR MAHASKA INVESTMENT COMPANY." For a description of the Audit Committee, see "REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS."

Directors' Compensation

   Directors of the Company are paid an annual retainer of $2,500, payable quarterly in advance, plus $300 per regular meeting and $50 per special meeting for directors' meetings attended. In addition, each non-affiliated director is paid $50 per meeting for committee meetings attended. After one year of service as a director, non-affiliated directors are also entitled to annual option grants under the Company's 1996 Stock Incentive Plan pursuant to a formula based on the financial performance of the Company for the fiscal year. On April 27, 2000, each non-affiliated director of Mahaska Investment Company and its subsidiaries was granted a non-qualified stock option for 2,048 shares at an option price of $7.75 per share. The number of shares to be awarded pursuant to non-qualified stock options for non-affiliated directors is determined by dividing the fair market value (the bid price) of the underlying shares on the date of grant of the options into five percent of the pre-tax profits of the Company for the previous fiscal year. The number of shares so determined is then allocated equally among the eligible non-affiliated directors on the date of grant of the options (the date of the Annual Meeting of Shareholders of the Company).

Executive Compensation

   The following table sets forth information concerning the annual and long-term compensation of those persons who were at December 31, 2000, the Chairman, President, and Chief Executive Officer of the Company, the Executive Vice President of the Company, the Chairman and President of Mahaska State Bank, and the Vice Chairman and President of Midwest Federal Savings for the last three fiscal years ended December 31, 2000. No other executive officer was paid more than $100,000 for any such year.

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                   ------------
                                      Annual
                                   Compensation       Awards
                                ------------------ ------------
                                                    Securities
Name and Principal                                  Underlying     All Other
Position                   Year Salary(1) Bonus(2)   Options    Compensation(3)
------------------         ---- --------- -------- ------------ ---------------
Charles S. Howard,         2000 $193,800  $12,852     4,000        $ 12,512(4)
 Chairman, President and
 Chief Executive Officer

                           1999  185,955        0     2,500          11,804(4)
                           1998  162,600   29,400     5,000          11,053(4)


David A. Meinert,          2000 $135,700  $ 9,072     3,750        $ 10,450(5)
 Executive Vice President
 and Chief Financial
 Officer
                           1999  129,580        0     2,000           9,734(5)
                           1998  106,200   17,150     4,000           8,790(5)


John P. Pothoven,          2000 $147,700  $ 7,500     3,750        $ 29,751(6)
 Chairman and President,
 Mahaska State Bank
                           1999  142,025        0     2,000          26,822(6)
                           1998  127,300   13,110     4,000          27,406(6)


William D. Hassel, (9)     2000 $129,600  $ 5,606     3,750        $ 45,274(7)
 Vice Chairman and
 President, Midwest
 Federal Savings
                           1999  123,025   25,254         0         129,289(8)
                           1998  118,500   25,152         0           8,007

--------
(1) Amounts include director compensation of $6,500 from Mahaska Investment Company and $6,100 from Mahaska State Bank for 1998, $6,150 from Mahaska Investment Company, $6,175 from Mahaska State

   Bank, and $3,630 from Pella State Bank for 1999, and $6,100 from Mahaska Investment Company, $5,800 from Mahaska State Bank, and $3,400 from Pella State Bank for 2000 to Charles S. Howard; $6,200 from Mahaska Investment Company for 1998, $6,150 from Mahaska Investment Company and $3,430 from Pella State Bank for 1999, and $6,100 from Mahaska Investment Company and $3,600 from Pella State Bank for 2000 to David A. Meinert; $6,200 from Mahaska Investment Company and $6,100 from Mahaska State Bank for 1998, $5,850 from Mahaska Investment Company and $6,175 from Mahaska State Bank for 1999, and $6,100 from Mahaska Investment Company and $6,100 from Mahaska State Bank for 2000 to John P. Pothoven; and $1,525 from Mahaska Investment Company for 1999 and $6,100 from Mahaska Investment Company for 2000 to William D. Hassel.
(2) Executive bonuses for Charles S. Howard and David A. Meinert for 2000 were determined pursuant to the "Performance Compensation for Stakeholders" plan described in the "REPORT ON EXECUTIVE COMPENSATION FOR MAHASKA INVESTMENT COMPANY." Executive bonuses for John P. Pothoven and William D. Hassel for 2000 were determined pursuant to bonus plans established for the respective subsidiary bank for which that person serves. Executive bonuses for all employees other than William D. Hassel for 1998 and 1999 were determined pursuant to the "Performance Compensation for Stakeholders" plan. William D. Hassel for all periods prior to the merger with the Company on September 30, 1999 received a bonus pursuant to the bonus plan maintained by Midwest Federal Savings.
(3) Amounts include Company contributions to the ESOP based upon a percentage of salary and bonus in 1998 to the accounts of Charles S. Howard, David A. Meinert, and John P. Pothoven in the amounts of $8,423, $5,538, and $6,190, respectively; in 1999 to the accounts of Charles S. Howard, David
    A. Meinert, and John P. Pothoven in the amounts of $9,043, $6,319, and $6,716, respectively; and in 2000 to the accounts of Charles S. Howard, David A. Meinert, John P. Pothoven, and William D. Hassel in the amounts of $9,461, $6,678, $7,150, and $6,188, respectively. Amounts include Midwest Federal Savings contributions to its ESOP based upon a percentage of salary and bonus in 1998 of $8,007 and in 1999 of $9,289 to the account of William D. Hassel.
(4) Amount includes $2,630 for 1998, $2,761 for 1999, and $3,051 for 2000
    contributed by the Company to a salary continuation plan pursuant to which Charles S. Howard is to receive $29,900 per year for 15 years starting at age 65.
(5) Amount includes $3,252 for 1998, $3,415 for 1999, and $3,772 for 2000
    contributed by the Company to a salary continuation plan pursuant to which David A. Meinert is to receive $29,900 per year for 15 years starting at age 65.
(6) Amount includes $21,216 for 1998, $20,106 for 1999, and $22,601 for 2000
    contributed by the Company to a salary continuation plan pursuant to which John P. Pothoven is to receive $51,000 per year for 15 years starting at age 65.
(7) Amount includes $39,086 for 2000 contributed by the Company to a salary continuation plan pursuant to which William D. Hassel is to receive $50,000 per year for 10 years starting at age 65.
(8) William D. Hassel had an employment agreement with Midwest Federal Savings prior to the merger of Midwest Federal Savings with the Company on September 30, 1999. Mr. Hassel received a $120,000 cash payment in consideration for the termination of his employment agreement.
(9) William D. Hassel participated in a defined benefit pension plan maintained by Midwest Federal Savings prior to the merger of Midwest Federal Savings into the Company on September 30, 1999. The pension plan was frozen upon completion of the merger and no additional contributions to the plan will be made by the Company. Mr. Hassel will receive benefits at the time and in the amount as provided by the plan.

Stock Options

   The following table sets forth information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan during the last fiscal year.

Option Grants in Last Fiscal Year

                                                                   Potential
                                                                  Realizable
                                                                   Value at
                                                                Assumed Annual
                                                                Rates of Stock
                                                                     Price
                                                                 Appreciation
                                                                  for Option
                                  Individual Grants                 Term(1)
                      ----------------------------------------- ---------------
                                 % of Total
                      Number of   Options
                        Shares   Granted to
                      Underlying Employees  Exercise
                       Options   in Fiscal   Price   Expiration
Name                   Granted      Year     ($/Sh)     Date      5%      10%
----                  ---------- ---------- -------- ---------- ------- -------
Charles S. Howard....   4,000       8.47%    $8.375   12/29/10  $21,060 $53,380
David A. Meinert.....   3,750       7.94%    $8.375   12/29/10  $19,744 $50,044
John P. Pothoven.....   3,750       7.94%    $8.375   12/29/10  $19,744 $50,044
William D. Hassel....   3,750       7.94%    $8.375   12/29/10  $19,744 $50,044

--------
(1) The amounts set forth represent the value that would be received by the Named Executive Officers upon exercise of the option on the date before the expiration date of the option based upon assumed annual growth rates in the market value of the Company's shares of 5 percent and 10 percent, rates prescribed by applicable SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's shares and other factors such as the general condition of the stock market and the timing of the exercise of the options.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

                                                                          Value of Unexercised
                           Shares               Number of Unexercised         In-The-Money
                         Acquired on  Value     Options at FY-End (#)     Options at FY-End ($)
Name                      Exercise   Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- -------- ------------------------- -------------------------
Charles S. Howard.......      -0-        -0-        68,575/7,375                $  0/$500
David A. Meinert........      -0-        -0-        61,501/6,450                $744/$469
John P. Pothoven........      -0-        -0-        30,145/6,450                $  0/$469
William D. Hassel.......    7,300    $52,925             0/3,750                $  0/$469

Employment Contracts

   Midwest Federal Savings had entered into an employment agreement with William D. Hassel prior to the merger of Midwest Federal Savings into the Company on September 30, 1999. The previous employment agreement was terminated upon the effective date of the merger, and a new employment agreement was entered into between Midwest Federal Savings and Mr. Hassel. The employment agreement is designed to assist Midwest Federal Savings to maintain a stable and competent management base. The continued success of Midwest Federal Savings depends to a significant degree on the skills and competence of its officers. The employment agreement provides for an annual base salary in an amount not less than the employee's current salary and an initial term of three years. The agreement provides for a one year extension on each anniversary date, subject to review and approval of the extension by the Board members of Midwest Federal Savings following the Board's review of a formal performance evaluation of Mr. Hassel by the disinterested members of the Board. The agreement provides for termination upon the employee's death, for cause, or in certain events specified by the Office of Thrift Supervision regulations. The employment agreement provides for payment to the employee of up to 299% of the employee's then-current annual compensation in the event there is a change in control of the Company where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code to be contingent on a change in control. Such termination payment is provided on a similar basis in connection with a voluntary termination of employment, where the change in control was at any time opposed by the Board of Directors of the Company. For the purposes of the employment agreement, a change in control is defined to mean any acquisition of control as defined in 12 C.F.R. Section 574.4. The employment agreement provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel of the Company.

        REPORT ON EXECUTIVE COMPENSATION FOR MAHASKA INVESTMENT COMPANY

Compensation Committee Participation

   The Compensation Committee of the Board of Directors of the Company reviews and approves the Company's executive compensation policies and evaluates the performance of the executive officers. The Compensation Committee consists of John W. N. Steddom, James G. Wake, and Michael R. Welter. All members of the Compensation Committee are outside directors and were present for the five meetings held during the fiscal year.

Compensation Philosophy

   The philosophy of the Compensation Committee in setting its compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. In this regard, the Compensation Committee has adopted the following guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

  . Align executive compensation programs with the Company's annual and long-
    term business strategies and objectives.
  . Provide variable compensation opportunities that are directly linked to the performance of the Company and the performance of the individual employee.

   The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

  . Base salary

  . Annual incentive bonus

  . Long-term incentives

Base Salary

   The Compensation Committee intends to compensate the executive officers competitively within the industry. In order to evaluate the Company's competitive posture in the industry, the Compensation Committee reviews and analyzes the compensation packages, including base salary levels, offered by its peer group. In addition, the Compensation Committee, together with the Board of Directors, subjectively evaluates the level of performance of each executive officer in order to determine current and future appropriate base pay levels.

   The Compensation Committee also reviewed the compensation of the President and Executive Vice President and recommended an increase of 8 percent in the base salary for each individual. The recommendations for the President and Executive Vice President were based upon peer review data, management recommendations for other employees, cost of living, and performance.

Annual Incentive Bonus

   The Company has adopted a "Performance Compensation for Stakeholders" plan (the "Plan") for employees of the Company and one of its subsidiaries. The Plan is designed to assist the Board of Directors and management in communicating to the employees each year where the Company is focusing its efforts. To measure the results and establish the incentive, the Plan is divided into four key performance areas: growth, profitability, quality, and productivity. Various financial ratios are monitored under each of the four key performance areas. At the beginning of each year, a weighting is established for each of the ratios to focus performance for the year.

   Each employee participating in the Plan is eligible to be considered to receive an annual bonus calculated as a percentage of the employee's annual salary. The bonus for employees of the Company is determined on the basis of the overall Company results. Progress in the Plan is communicated to the employees quarterly. The bonuses for 2000 were paid 90% in December 2000 and 10% in January 2001.

   For the President of the Company and the chief executive officer of the participating subsidiary, the percentage factor calculated pursuant to the Plan is multiplied by two. For the other management personnel designated by the Board of Directors, the percentage factor is multiplied by 1.75. Additionally, the Board of Directors retains the discretion to deviate from the formula if warranted. The Compensation Committee recommended payment of the annual incentive bonus to the eligible management employees pursuant to the Plan formula.

Long-term Incentives

   The Company provides its executive officers with long-term incentive compensation through grants of stock options. The Compensation Committee is responsible for determining the individuals to whom grants should be made, the timing of grants, the exercise price per share, and the number of shares subject to each option. Other than the stock options, the Compensation Committee made no other long-term performance awards during the last fiscal year. The stock option grants are subject to a predetermined formula which relates to the increase in profits which occurred in the Company over the prior fiscal year. The Compensation Committee does, however, retain the right to make adjustments in the grant of stock options as determined subjectively by the Compensation Committee. Due to the aberrationally low profits for the Company during the 1999 fiscal year, the formula would have produced an award of a higher number of stock options for fiscal year 2000 than the Compensation Committee believed was justified by current economic conditions. The Compensation Committee, therefore, granted options in an amount less than the formula would have allowed.

   The Compensation Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods in order to encourage key employees to continue in the employ of the Company. All options to executive officers to date have been granted at the fair market value of the Company's common stock determined on the basis of the bid price of the stock. All options for 2000 were granted at the bid price of the stock on December 29, 2000. The amount of the stock option awards are reflected in the compensation table for the executive officers.

Summary

   The Compensation Committee believes that its executive compensation philosophy of paying its executive officers well by means of competitive base salaries and annual bonus and long-term incentives, as described in this report, serves the interests of the Company and the Company's stockholders.

                                          John W. N. Steddom
                                          James G. Wake
                                          Michael R. Welter

Financial Performance

   The following graph illustrates the cumulative total return (assuming the reinvestment of dividends) experienced by the Company's shareholders since December 31, 1995, through December 31, 2000, compared to the SNL Index comprised of Midwestern bank holding companies, NASDAQ Bank Index, and the performance of all NASDAQ US stocks.

                          MAHASKA INVESTMENT COMPANY

Stock Price Performance


                                            Period Ending
                        -----------------------------------------------------
Index                   12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
-----                   -------- -------- -------- -------- -------- --------
Mahaska Investment
 Company                 100.00   132.53   238.36   208.04   160.46   117.38
NASDAQ--Total US*        100.00   123.04   150.69   212.51   394.92   237.62
SNL Midwest Bank Index   100.00   136.05   220.58   234.63   184.35   223.24
NASDAQ Bank Index*       100.00   132.04   221.06   219.64   211.14   241.08

  *Source: CRSP, Center for Research in Security Prices, Graduate School of
   Business, The University of Chicago 2001. Used with permission. All rights reserved. crsp.com.

Loans to Officers and Directors and Other Transactions With Officers and
Directors

   During 2000, Mahaska State Bank, Midwest Federal Savings, Central Valley Bank, and Pella State Bank made loans or loan commitments, in the ordinary course of business, to directors and officers of the Company and to corporations or partnerships with which one or more of the officers or directors of the Company were associated. In the opinion of management of the Company, all such loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Ownership of Securities by Certain Beneficial Owners

   The following table sets forth certain information as of February 22, 2001, with respect to the Common Stock beneficially owned by each director of the Company, by all executive officers and directors as a group and by each shareholder known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                                        Amount and
                                                        Nature of
                                                        Beneficial    Percent
Name                                                   Ownership(1) of Class(1)
----                                                   ------------ -----------
Mahaska Investment Company Employee Stock Ownership
 Plan (ESOP)(2, 3)....................................   580,170       14.6%
Ames National Corporation(4)..........................   212,202        5.3%
R. Spencer Howard(5)..................................   227,853        5.7%
Richard R. Donohue(6).................................     1,635         *
William D. Hassel(7)..................................    46,923        1.2%
Charles S. Howard(8)..................................   276,962        6.9%
David A. Meinert(9)...................................    92,868        2.3%
John P. Pothoven(10)..................................    97,403        2.4%
John W. N. Steddom(11)................................    54,438        1.4%
James G. Wake(12).....................................     5,778         *
Michael R. Welter(13).................................     1,217         *
Edward C. Whitham, Jr.(14)............................       660         *
Executive Officers and Directors as a group (9
 persons)(15).........................................   577,884       13.9%

--------
*Less than 1%.
(1) Except as described in the following notes, each person or group owns the shares directly and has sole voting and investment power with respect to such shares. The shares listed include shares subject to options exercisable within sixty days of February 22, 2001.
(2) The Company's ESOP holds shares of the Company's Common Stock pursuant to the terms of the ESOP. The Trustee of the ESOP, the Trust Department of Mahaska State Bank, has the power to dispose of ESOP shares in accordance with the terms of the ESOP and votes any unallocated ESOP shares at the direction of the Committee acting as ESOP Administrators. The ESOP Administrators are Thomas W. Campbell, President of Central Valley Bank, Robert D. Maschmann, Executive Vice President and Treasurer of Midwest Federal Savings, David A. Meinert, Michael T. Patrick, President of Pella State Bank, and John P. Pothoven. Shares allocated to participants' accounts are voted by the respective participants. Shares not voted by a participant will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP. The Trustee disclaims beneficial ownership of all of the shares, and the ESOP Administrators disclaim beneficial ownership of all shares other than those allocated to their respective accounts held by the ESOP. The amount of beneficial ownership shown for the ESOP includes those shares allocated to accounts of directors and executive officers of the Company, which shares are also reflected in the individual's respective beneficial ownership as indicated in the footnotes below.

(3) The address of the ESOP Administrators is 222 First Avenue East, Oskaloosa, IA 52577. The Company merged the Midwest Bancshares, Inc. Employee Stock Ownership Plan into the Mahaska Investment Company Employee Stock Ownership Plan during the 2000 fiscal year.
(4) The address of the shareholder listed is P. O. Box 846, Ames, IA 50010. Such shares were held as of December 31, 2000.
(5) Such shares include 1,273 shares held in an IRA, a total of 552 shares held by his two minor children, 57,503 shares in Howard Partners, L.P., in which Mr. Howard is a one-third partner, 24,825 shares subject to currently exercisable options, 4,416 shares allocated to his spouse's ESOP account, and 15,385 shares allocated to his ESOP account.
(6) Such shares include 1,616 shares owned by his spouse and 19 shares held by a partnership.
(7) Such shares include 9,000 shares owned jointly with his spouse, 75 shares owned jointly with his son, 75 shares owned jointly with his daughter, 4,536 shares held in an IRA, 1,878 shares held in his spouse's IRA, 2,160 shares held in a Keogh, 7,800 shares held in his spouse's profit sharing plan, and 14,099 shares allocated to his ESOP account.
(8) Such shares include 51,539 shares owned by his spouse, 3,030 shares owned jointly with his spouse, a total of 1,992 shares owned as custodian for his two minor children, 57,503 shares in Howard Partners, L.P., in which Mr. Howard is a one-third partner, 68,575 shares subject to currently exercisable options, 18,362 shares allocated to his spouse's ESOP account, and 25,551 shares allocated to his ESOP account.
(9) Such shares include 6,897 shares owned jointly with his spouse, a total of 532 shares owned as custodian for his two minor children, 61,501 shares subject to currently exercisable options, and 23,938 shares allocated to his ESOP account. Excludes the remaining 556,232 ESOP shares with respect to which Mr. Meinert shares dispositive power as an ESOP Administrator.
(10) Such shares include 4,117 shares held in an IRA, 30,145 shares subject to currently exercisable options, and 38,046 shares allocated to his ESOP account. Excludes the remaining 542,124 ESOP shares with respect to which Mr. Pothoven shares dispositive power as an ESOP Administrator.
(11) Such shares include 600 shares held in his spouse's IRA and 8,949 shares subject to currently exercisable options.
(12) Such shares include 223 shares owned by his spouse, 380 shares owned by a corporation of which Mr. Wake has control, 8 shares held by his spouse's partnership, and 4,818 shares subject to currently exercisable options.
(13) Such shares include 500 shares owned by a corporation of which Mr. Welter has control and 717 shares subject to currently exercisable options.
(14) Such shares include 370 shares held in a profit sharing plan and 290 shares held in his spouse's IRA.
(15) Such shares include a total of 119,996 ESOP shares allocated to the accounts of directors and executive officers and a total of 174,705 shares subject to currently exercisable options.

                                  PROPOSAL 2

Ratification Of Auditors' Appointment

   The Board of Directors of the Company, at the recommendation of the Audit Committee, has approved the accounting firm of KPMG LLP, independent certified public accountants, as the principal accountant for the Company. KPMG LLP will conduct the audit examination of the Company and its subsidiaries for 2001. KPMG LLP was also the principal accountant and performed the audit in 2000.

   A representative from KPMG LLP is anticipated to be present at the Annual Meeting of Shareholders. He will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions from shareholders.

   The Board recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as independent auditors for 2001. In the absence of instructions to the contrary, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of KPMG LLP as independent auditors.

                        INDEPENDENT PUBLIC ACCOUNTANTS

 Audit Fees:

   The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $89,500.

 Financial Information Systems Design and Implementation Fees:

   There were no fees billed by KPMG LLP for professional services for financial information systems design and implementation for the 2000 fiscal year.

 All Other Fees:

   The aggregate fees billed for services rendered by KPMG LLP other than the services covered in the preceding two paragraphs for the 2000 fiscal year were $42,900.

 Independence:

   The Audit Committee has determined that the fees charged under the preceding two sections of this section are compatible with the maintenance of the independence of KPMG LLP.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, systems of internal controls regarding finance, accounting and legal compliance and monitoring the independence and performance of the Company's independent auditors and internal auditing department. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

   The Board adopted a written Charter for the Audit Committee. A copy of the Charter is attached to this Proxy Statement as Exhibit 1. The Audit Committee met five times during the 2000 fiscal year.

   As part of its responsibilities, the Audit Committee hereby reports as follows:

  1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

  2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

  3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

  4. Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

   Each of the members of the Audit Committee is independent as defined under the listing standards of the NASD/AMEX exchange.

   The undersigned members of the Audit Committee have submitted this Report.

                                          Richard R. Donohue
                                          Michael R. Welter
                                          Edward C. Whitham, Jr.

                                GENERAL MATTERS

Financial Statements

   The Company's 2000 Annual Report to Shareholders has accompanied the mailing of this Proxy Statement.

   The Company will provide without charge to each shareholder solicited, upon the written request of any such shareholder, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements, for the fiscal year ended December 31, 2000. Such written request should be directed to Karen K. Binns, Secretary/Treasurer, Mahaska Investment Company, P. O. Box 1104, Oskaloosa, Iowa 52577-1104. It is also available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and Nasdaq. Specific due dates for these reports have been established, and the Company is required to disclose in its Proxy Statement any failure to file by these dates during the Company's 2000 fiscal year.

   All the applicable filing requirements were satisfied by the officers, directors and 10 percent owners during 2000. In making this statement, the Company is relying upon written representations of its incumbent officers, directors, and 10 percent owners and copies of applicable reports furnished to the Company.

Shareholder Proposals

   In order for any proposals of shareholders pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2002, the proposal must be received at the Company's principal executive offices no later than November 20, 2001. A shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 shall be considered untimely unless received no later than February 4, 2002.

Other Matters

   Management does not know of any other matters to be presented at the meeting, but should other matters properly come before the meeting, the proxies will vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors
                                        Karen K. Binns, Secretary

March 23, 2001

                                   EXHIBIT 1

                          MAHASKA INVESTMENT COMPANY

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  * Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  * Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  * Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors, as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts, it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the NASD/AMEX Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditor, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

 Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practice, and judgments.

3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence.

8. Review the independent auditors audit plan--discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

 Internal Audit Department and Legal Compliance

11. Review the budget, plan, changes in plan activities, organizational structure, and qualifications of the internal audit department, as needed.

12. Review the appointment, performance, and replacement of the senior internal audit executive.

13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

 Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's bylaws, and governing law, as the committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

 Other Optional Charter Disclosures

18. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

19. Periodically perform self-assessment of audit committee performance.

20. Review financial and accounting personnel succession planning within the Company.

21. Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of directors' and officers' related party transactions and potential conflicts of interest.

                           MAHASKA INVESTMENT COMPANY

                        APPENDIX TO THE PROXY STATEMENT
                                FISCAL YEAR 2000

                                    Contents

Management's Discussion and Analysis......................................  A-1

Consolidated Balance Sheets............................................... A-13

Consolidated Statements of Income......................................... A-14

Consolidated Statements of Changes in Shareholders' Equity and
 Comprehensive Income..................................................... A-15

Consolidated Statements of Cash Flows..................................... A-16

Notes to Consolidated Financial Statements................................ A-17

Independent Auditors' Report.............................................. A-37

                          MAHASKA INVESTMENT COMPANY

                     MANAGEMENT'S DISCUSSION & ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                               Fiscal Year 2000

   The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operation of Mahaska Investment Company and subsidiaries (the "Company") for the periods indicated. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements.

Overview

   The Company's principal business is conducted by its subsidiary banks and consists of full service community-based commercial and retail banking. Additionally, the Company derives a substantial portion of its operating revenue from its investments in pools of performing and nonperforming loans referred to as loan pool participations. The Company has also operated a commercial finance subsidiary ("MIC Financial") to provide services to small business organizations. MIC Financial is no longer making loans or funding advances to customers and all remaining assets of the entity are in the process of collection. The profitability of the Company depends primarily on its net interest income, provision for loan losses, other income, and operating expense.

   Net interest income is the difference between total interest income and total interest expense. Interest income is earned by the Company on its loans made to customers, the investment securities it holds in its portfolio, and the interest and discount recovery generated from its loan pool participations. The interest expense incurred by the Company results from the interest paid on customer deposits and borrowed funds. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in market interest rates. The provision for loan losses reflects the cost of credit risk in the Company's loan portfolio and is dependent on increases in the loan portfolio and management's assessment of the collectibility of the loan portfolio under current economic conditions. Other income consists of service charges on deposit accounts, fees received for data processing services provided to nonaffiliated banks, other fees and commissions, and security gains or losses. Operating expenses include salaries and employee benefits, occupancy and equipment expenses, other noninterest expenses, and the amortization of goodwill and other intangibles. These operating expenses are significantly influenced by the growth of operations, with additional employees necessary to staff new banking centers.

 Performance Summary

   The year 2000 was the first full year the Company included the results of Midwest Federal Savings & Loan Association ("Midwest") in its operations. The Company acquired Midwest on September 30, 1999 through an exchange of stock that was accounted for as a purchase transaction. In accordance with accounting principles generally accepted in the United States of America, the Company's operating results for 1999 only included Midwest operations for the fourth quarter.

   The Company recorded net income of $4,001,000, or $.99 per basic and diluted share, for the year ended December 31, 2000. This compares with $2,222,000, or $.58 per share--basic and $.56 per share--diluted, for the year ended December 31, 1999. The 80 percent increase of $1,779,000 in 2000 net income is primarily the result of reduced loan loss provisions in 2000 compared with 1999. The loan loss provision for 2000 was $892,000 compared with $3,628,000 for 1999.

   Total assets of the Company increased 6 percent to a year-end 2000 total of $515,212,000 compared with a 1999 year-end total of $486,189,000 as a result of growth in deposits and borrowed funds. Deposits increased 6 percent to $370,144,000 as of December 31, 2000 through competitive pricing of deposit rates and active marketing programs. The Company's total loans outstanding increased 11 percent throughout 2000 to $312,081,000 at December 31, 2000, as loan demand remained strong and efforts to grow the loan portfolio continued. Loan pool participation investments as of December 31, 2000 totaled $74,755,000, an increase of 10 percent from 1999 reflecting the Company's desire to remain active in this area.

   Return on average assets is a measure of profitability that indicates how effectively a financial institution utilizes its assets. It is calculated by dividing net income by average total assets. The Company's return on average assets was .81 percent for 2000, .64 percent for 1999, and 1.65 percent for 1998. The improvement in the return on average assets for 2000 compared with 1999 was the result of increased net income mainly due to the decrease in loan loss provision. Return on average equity indicates what the Company earned on its shareholders' investment and is calculated by dividing net income by average total shareholders' equity. The return on average equity for the Company was 8.18 percent for 2000 and 5.29 percent for 1999 compared with
12.16 percent for 1998. The increased return on average equity for 2000 compared to 1999 is attributable to the higher earnings. The lower earnings and increased average equity due to the merger of Midwest were responsible for the lower return on average equity in 1999 compared with 1998.

Results of Operations

 2000 compared to 1999

   Net Interest Income. The Company's net interest income increased 11 percent to $17,399,000 in 2000. This is $1,764,000 greater than the net interest income of $15,635,000 for 1999. The net interest margin on a tax-equivalent basis was 3.87 percent for 2000 versus 4.89 percent in 1999. Net interest margin is a measurement of the net return on interest-earning assets and is computed by dividing net interest income for the year by the annual average balance of all interest-earning assets. For 2000, the increase in net interest income was proportionately less than the increase of average earning assets. The net interest margin generated by Midwest was significantly lower than the historical average for the Company, thus reducing the overall net interest margin for 2000 in comparison with 1999.

   Total interest income for 2000 was $38,826,000, an increase of $9,996,000 over 1999. The additional earning assets of Midwest and growth in average loans at the other subsidiaries provided greater interest income in 2000. Interest income on loans increased $7,721,000, or 44 percent, to $25,298,000 in 2000 compared with $17,577,000 in 1999 primarily due to increased loan volumes. The Company's overall yield on loans declined to 8.37 percent in 2000 due to the higher proportion of real estate loans in the Midwest portfolio. Real estate loans typically have a lower interest rate than commercial or agricultural loans. Nonaccrual loans remained higher than desired throughout 2000 with an average balance of approximately $2,721,000. Nonaccrual loans are non-earning assets that affect the amount of interest income recognized by the Company. For 1999, the Company's overall yield on loans was 8.67 percent. Interest income and discount received on loan pools totaled $7,275,000 in 2000, a decline of $393,000, or 5 percent, compared with 1999 primarily as a result of lower rates on the pool assets. Interest on bank deposits in 2000 of $116,000 was up by $34,000 compared to 1999 as both the balances maintained and the interest rate earned increased. The reduced average balance of fed funds sold in 2000 resulted in $96,000 less interest income received by the Company. Interest income on investment securities totaled $5,973,000 for 2000, with the increase of $2,730,000 primarily due to the acquired portfolio of Midwest. The Company's overall yield on earning assets was 8.53 percent for 2000 compared with 8.95 percent in 1999.

   Interest expense increased $8,232,000, or 62 percent, in 2000 reflecting the additional interest-bearing liabilities of Midwest, growth in deposit volumes, and the higher rates required to be paid by the Company to maintain and attract deposits. The Company's total interest expense for 2000 was $21,427,000 compared with

$13,195,000 for 1999. The overall rate paid on deposits increased to 4.64 percent in 2000 compared with 4.34 percent in 1999. Increased rates on borrowed funds also contributed to the additional interest expense. Rates paid on federal funds purchased, Federal Home Loan Bank advances, and notes payable all were greater in 2000 reflecting higher market interest rates compared with 1999. The Company's overall rate paid on interest-bearing liabilities was 5.14 percent for 2000 versus 4.67 percent for 1999.

   Provision for Loan Losses. The Company's provision for loan loss expense was $892,000 in 2000, a decrease of $2,736,000 compared with 1999. The amount the Company provides for loan losses is charged against earnings. The major factor contributing to the decrease in 2000 was the reduced provision related to MIC Financial compared with 1999. MIC Financial's 2000 provision was $62,000 while the 1999 provision totaled $2,439,000. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, regulatory policies, and industry trends. The Company recorded a provision of $830,000, excluding the $62,000 provision related to MIC Financial, in 2000 due to concerns with specific identified problem credits, additional loan charge-offs, growth in the loan portfolio throughout the year, and general uncertainties in the local and national economy. Excluding MIC Financial, the 1999 provision for loan loss expense was $1,189,000. The $359,000 reduction in the 2000 loan loss provision compared with 1999, exclusive of MIC Financial, mainly reflects a lower amount of identified problem loans in 2000.

   Other Income. During 2000, noninterest income increased $619,000, or 32 percent, to $2,566,000. Noninterest income for 1999 was $1,947,000. The increase was primarily related to additional service charges collected from customers and the charges and fees collected by Midwest. The Company recognized a gain of $40,000 on the sale of available for sale investment securities, which were sold throughout the year to meet liquidity needs. During 1999, the Company recorded a loss on the sale of investment securities of $28,000.

   Other Expense. Other expense was $13,313,000 in 2000 compared with $10,462,000 in 1999. Other expense increased $2,851,000, or 27 percent, in 2000 primarily due to the additional costs related to Midwest. Salaries and employee benefit costs rose $1,234,000 to $6,378,000 in 2000. The amount of the increase is less than the additional salary and benefit costs related to Midwest. The elimination of the staff of MIC Financial and other staff reductions enabled the Company to minimize the increase in 2000 personnel costs compared to 1999. Net occupancy expense increased $360,000, or 24 percent, to $1,877,000 in 2000 due to the additional costs of the Midwest facilities. Other operating expense grew $616,000, or 23 percent, mainly due to Midwest. Goodwill and other intangible asset amortization expense increased $414,000 due to the goodwill and intangible assets created by the Midwest acquisition.

   Income Tax Expense. Income taxes increased $489,000 principally due to an increase in the amount of income before income taxes. The Company recognized a state franchise tax credit of $270,000 in 2000 related to prior years' taxes following an Iowa Department of Revenue determination that a portion of the income attributable to the interest and discount recovery on loan pools is not taxable by the state. Exclusive of the state tax adjustment in 2000, the Company's consolidated income tax rate varies from the statutory rates mainly due to tax-exempt interest income. The state franchise tax credit reduced the 2000 effective income tax rate as a percent of income before taxes to 30.5 percent compared with 36.4 percent in 1999.

 1999 compared to 1998

   Net Interest Income. In 1999, net interest income increased $159,000, or 1 percent, to $15,635,000 compared with $15,476,000 in 1998. Excluding the contribution of Midwest for the fourth quarter of 1999, net interest income for the Company declined 7 percent, or $1,047,000, for the year compared with 1998. The net interest margin on a tax-equivalent basis for 1999 was 4.89 percent compared with 6.04 percent in 1998. For

1999, the increase in net interest income was proportionately less than the increase of average interest-earning assets. The net interest margin generated by Midwest was significantly lower than the historical average for the Company. Excluding Midwest, the 1999 net interest margin would have been .88 percent lower compared with 1998 due to the reduced overall yield on earning assets.

   Total interest income for 1999 increased $2,864,000 over the previous year. Interest and fees on loans rose $2,551,000 or 17 percent in 1999. The increase in the Company's 1999 average loan volumes of $45,021,000 or 29 percent contributed significantly to the overall increase in interest and fees on loans. Without the addition of Midwest, interest income on loans would have shown a $631,000 increase in comparison with 1998, primarily due to the Company's higher volume of loans during 1999. The Company had a higher level of nonaccrual loans throughout 1999 that reduced interest income on loans and net interest income by an estimated $258,000. Interest income and discount recovery on loan pool participations declined $302,000, or 4 percent, in 1999 compared to 1998 with Midwest included, and would have shown a $560,000 decline if Midwest were excluded. The interest income earned on investment securities rose $733,000, or 29 percent, in 1999 as the volume of investment securities increased following the Midwest acquisition. Interest income on investments excluding that generated by Midwest in the fourth quarter would have been $149,000 less for 1999 than in 1998 due both to lower volume of securities held by the banks and due to lower yields on the portfolio. Interest income on fed funds sold and time deposits in other banks was $118,000 less in 1999 as the balances maintained in these accounts and the rate earned on them was lower than in 1998. The Company's overall yield on earning assets for 1999 declined to 8.95 percent compared with 10.08 percent in 1998, mainly due to lower interest income. The lower interest income was the result of competition for loans in the market forcing the Company to reduce the rate charged to many of its borrowing customers, reduced rates on investment securities due to market conditions, and lower interest income and discount recovery on loan pools due to less discount collection and higher collection costs.

   The Company's total interest expense increased $2,705,000, or 26 percent, in 1999 from 1998. This increase was mainly attributable to the overall growth in deposits and the increase in borrowed funds in 1999. Without Midwest, total interest expense would have increased $798,000 in 1999 compared with 1998, mostly due to higher volumes. Average deposits of the Company's previously existing subsidiaries grew $17,763,000, or 8 percent, in 1999 while average borrowed funds increased $6,503,000, or 32 percent. The Company's rate paid on deposits decreased slightly in 1999 to 4.34 percent, down from 4.50 percent in 1998. The overall cost of funds declined to 4.67 percent in 1999 from 4.76 percent in 1998.

   Provision for Loan Losses. The Company recorded a provision for loan loss expense of $3,628,000 in 1999 compared to $1,179,000 in 1998, an increase of $2,449,000. The substantial increase in the loss provision recorded in 1999 reflects an increase in the net loan charge-offs actually experienced by the Company in 1999, particularly the charge-offs related to the MIC Financial portfolio. The provision was also increased due to concerns with specific identified problem credits, growth in the Company's loan portfolio throughout the year, and general uncertainties in the local and national economy.

   Other Income. Noninterest income increased $90,000, or 5 percent, in 1999 over the amount recorded in 1998. Without Midwest, noninterest income would have increased by $4,000 in 1999 as compared to 1998, with increases in service charges and overdraft fees collected on deposit accounts in 1999 offset by minimal securities gains compared with 1998. Including Midwest for 1999, the Company recognized $28,000 in losses on the sale of investment securities classified as available for sale compared with a gain of $58,000 in 1998. Most of these losses were incurred by Midwest in the fourth quarter of 1999 as securities were sold to improve the overall portfolio position and to meet a regulatory directive whereby Midwest was required to divest $6,855,000 in non-rated municipal bonds. As of December 31, 1999, Midwest had sold all but one non-rated municipal bond having a face value of $900,000 and a carrying value approximating its market value. This security was subsequently sold in 2000 at a minimal gain of $1,000.

   Other Expense. The Company's other expense increased $1,514,000, or 17 percent, for the year 1999 in comparison to 1998. All operating expense categories reflected an increase in 1999 due to the inclusion of

Midwest for the fourth quarter. Additional goodwill and other intangible amortization expense for the fourth quarter of 1999 attributable to the acquisition of Midwest totaled $156,000. Excluding the expenses of Midwest for the fourth quarter of 1999, the Company's noninterest expenses grew by $634,000, or 7 percent, in 1999 compared with 1998 totals. Excluding Midwest, salary and benefits and goodwill amortization expense would have declined in 1999 compared with 1998. Nonrecurring costs related to the management and liquidation of problem credits and the sale of MIC Financial assets totaled approximately $385,000 in 1999 and were classified as other operating expense. Salary and benefits and other operating costs attributable to the operations of MIC Financial declined throughout the year as assets were sold and employees were released.

   Income Tax Expense. Income tax expense decreased $1,313,000, principally due to a decrease in the amount of income before income taxes. The Company's consolidated income tax rate varies from the statutory rates mainly due to tax-exempt interest income. The effective income tax rate as a percent of income before taxes was 36.4 percent in 1999 compared with 35.9 percent for 1998.

Analysis of Financial Condition

   The Company's consolidated statement of condition as of December 31, 1999 included all balances related to Midwest. The acquisition of Midwest occurred on September 30, 1999. All comparisons between December 31, 1999 and 2000 reflect the net change in consolidated balances.

Loans

   From December 31, 1999 to December 31, 2000, the Company's loan portfolio totals increased $29,990,000, or 11 percent. Total loans as of December 31, 2000 were $312,081,000, compared with $282,091,000 in 1999. Most of the increase was in the real estate and agricultural loan categories. As of December 31, 2000, the Company's loan to deposit ratio was 84.3 percent, compared with 80.9 percent at December 31, 1999. The loan portfolio largely reflects the profile of the communities in which the Company operates.

   The Company's total real estate loans (including 1-4 family residential, commercial, agricultural, construction, and multi-family real estate) were $206,874,000 as of December 31, 2000 compared with $186,872,000 at year-end 1999. Real estate loans of all types are the Company's largest category of loans, comprising 66.3 percent of total loans at year-end 2000 and 66.2 percent at December 31, 1999. Agricultural loans are the next largest category of loans totaling approximately $45,404,000 as of December 31, 2000, compared with $42,022,000 at December 31, 1999. As a percentage of the Company's total loans, at December 31, 2000 agricultural loans were 14.5 percent compared with
14.9 percent at December 31, 1999. Concerns with the agricultural economy have caused management to require that lending officers closely monitor all agricultural credits and identify those specific credits that would be more at risk in the event of continued deterioration in that sector of the economy. The government subsidy payments provided to agricultural operators in 2000 aided the financial situation of many borrowers. The long-term financial stability of the agricultural sector will be mostly affected by improvements and stability in the market prices for the commodities produced and continued funding of government support programs. Commercial loans make up approximately
12.5 percent (down slightly from 13.6 percent as of year-end 1999) of the Company's loan portfolio as of December 31, 2000, with consumer loans representing the remainder of the portfolio.

Investment in Loan Pools

   The Company invests in pools of performing and nonperforming loans categorized as loan pool participations. These loan pool participations are purchased at a discount from the aggregate outstanding principal amount of the underlying loans. Income is derived from this investment in the form of interest collected and the repayment of principal in excess of the purchase cost which is herein referred to as "discount."

   At year-end 2000, the Company's loan pool participation total was $74,755,000 compared with $67,756,000 in 1999. The average loan pool participation investment for 2000 was $61,553,000 compared with an average for 1999 of $59,564,000. New loan pool participation investments made by the Company during 2000 totaled $39,546,000 compared with $41,440,000 purchased in 1999. Approximately 58 percent of the total dollars of new pool purchases in 2000 were made in the last quarter of the year. Given the typical time of three to six months required for a pool to start performing satisfactorily, the majority of the pools purchased in 2000 did not contribute significantly to 2000 results. Most of the loan pools acquired in 2000 and 1999 were higher-quality performing assets that were purchased at a lower discount from the stated principal balance. The lowered discount from par will result in a lower discount recovery and a subsequent reduction in the overall return on the investment in future years. Throughout 2000, loan pool participation investments averaged 13.4 percent of earning assets while in 1999 they represented 18.3 percent of average earning assets. The reduction in investment percentage was due in part to the additional assets of Midwest that contributed to a higher amount of earning assets in 2000. The loan pool participation investments at Midwest were not as proportionately high as the Company's other banks. The yield on loan pool participation investments declined to 11.8 percent for 2000, compared with 12.9 percent in 1999. This was partially due to the higher quality assets being purchased, which, when collected, results in a lower amount of discount recovery.

   In May 2000, the Company and the loan pool servicer agreed to sell the remaining loans in three of the four nonaffiliated servicing corporations. Assets having a purchase basis of approximately $6,400,000 of Central States Resources, Midstates Resources, and All States Resources Corporations were sold. Management of the Company and the servicer determined that it was in the best interest of all parties to sell these remaining assets in order to maximize the potential return on investment and to reduce credit risk. The assets in these servicing corporations were purchased from various sources between 1988 and 1997. These remaining assets were becoming increasingly costly to service and the cash flow was projected to decline. The assets were felt to be subject to greater than average credit risk in the event of deterioration in the national economy. Without the sale of these assets, the Company's loan pool balances would have been greater in 2000. States Resources Corporation is the remaining servicing entity, with all new loan pool purchases since 1998 made through this organization.

Investment Securities

   The Company manages its investment portfolio to provide both a source of liquidity and earnings. Investment securities available for sale totaled $60,758,000 on December 31, 2000 compared to $60,530,000 at December 31, 1999.
Securities classified as held to maturity decreased by $3,524,000 in 2000 as proceeds from maturing investments were utilized to fund loan demand. The Company did not increase its overall securities portfolio in 2000 given the low interest rate environment and the loan demand that it experienced.

Goodwill and Other Intangible Assets

   The amount of goodwill and other intangible assets decreased to $11,725,000 as of December 31, 2000 as a result of amortization. Goodwill and other intangible assets on December 31, 1999 was $12,850,000. Goodwill of $6,234,000 resulting from the acquisition of Midwest on September 30, 1999 is being amortized over a 25-year period on a straight-line basis. A core deposit intangible of $1,777,000 was also established as of the merger date and is included in the total for goodwill and other intangible assets. The core deposit intangible is being amortized utilizing the effective yield method over an estimated useful life of 10 years.

Deposits

   Total deposits were $370,144,000 on December 31, 2000 compared with $348,672,000 as of December 31, 1999, an increase of $21,472,000. This growth was in certificates of deposit, which increased $25,635,000, or 14 percent, in 2000. Demand and NOW account deposits increased by $3,836,000 in 2000 while savings balances declined $7,999,000.

Capital Resources

   As of December 31, 2000, total shareholders' equity was $49,295,000. Total equity decreased by $940,000 in 2000 from $50,235,000 at December 31, 1999 as a result of the repurchase of stock. The Company's Board of Directors in January and in April of 2000 authorized the repurchase of a total of 380,000 shares of common stock. During the period from January 1 through May 22, 2000, the Company repurchased 403,100 shares of stock (including 23,100 shares from a repurchase authorized in 1999) on the open market at an average cost of $8.52 per share. The Company did not repurchase any additional shares of its common stock during the remainder of the year. A total of 7,300 shares were reissued upon the exercise of stock options throughout 2000, resulting in 3,939,314 shares outstanding at December 31, 2000.

   Shareholders' equity as a percentage of total assets was 9.57 percent on December 31, 2000, versus 10.33 percent on December 31, 1999. Tangible shareholders' equity was 7.5 percent at year-end 2000 compared with 7.9 percent in 1999. Tangible equity is the ratio of shareholders' equity less goodwill and intangible assets in proportion to total assets less goodwill and intangible assets. The decrease in the percentage of shareholders' equity to total assets reflects the overall increase in total assets in 2000 and the lower amount of capital resulting from the repurchase of shares by the Company.

   The Company's risk-based Tier 1 core capital ratio was 10.6 percent as of December 31, 2000, and the Total Capital ratio was 11.4 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is the Company's total common shareholders' equity reduced by goodwill. Total Capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 1999, the Company's Tier 1 capital ratio was 11.4 percent, and the Total Capital ratio was 12.7 percent. These ratios declined in 2000 from 1999 due to the growth in risk-based assets. They substantially exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for Total Capital. The Company's Tier 1 Leverage ratio, which measures Tier 1 capital in relation to total assets, was 7.8 percent as of December 31, 2000 and 7.9 percent at December 31, 1999, exceeding the regulatory minimum requirement of 3.0 percent.

   As of December 31, 2000, the Company had borrowed $5,150,000 on a revolving line of credit and $8,050,000 under a term loan agreement from a major commercial bank to fund loan pool participation investments and to provide additional capital to Pella State Bank, Central Valley Bank, and MIC Financial. The Company entered into this revised credit agreement arrangement on June 30, 2000. The revolving agreement provides for a maximum line of $9,000,000 and matures on June 30, 2001. The term loan agreement provides for annual principal amortization of the debt with the final payment due December 31, 2004. Additionally, as of December 31, 2000, the Company's subsidiaries had borrowed $75,050,000 in fixed-rate advances from the Federal Home Loan Bank of Des Moines. Advances from the Federal Home Loan Bank at year-end 2000 increased $11,629,000 from 1999. Throughout 2000, the Company elected to utilize advances from the Federal Home Loan Bank as an alternative funding mechanism to provide liquidity to meet loan demand and to purchase loan pool participations. The Company had no material commitments for capital expenditures as of December 31, 2000.

   The Company's common stock closed the year 2000 at $8.50 per share, representing .68 times the December 31, 2000 book value per share of $12.51. Tangible book value per share was $9.54 on December 31, 2000 compared with $8.62 in 1999.

Liquidity

   Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by the Company on both a daily and long-term basis. The Company adjusts its investments in liquid assets based upon management's assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities, and other investment securities.

   Liquid assets of cash on hand, balances due from other banks, and federal funds sold are maintained to meet customer needs. The Company had liquid assets of $15,517,000 as of December 31, 2000, compared with $22,919,000 as of December 31, 1999. Investment securities classified as available for sale and securities and loans maturing within one year totaled $179,302,000 and $157,265,000 as of December 31, 2000 and 1999, respectively. Assets maturing within one year, combined with liquid assets, were 48.4 percent at December 31, 2000 and 45.1 percent at December 31, 1999 of total deposits as of the same dates.

   The Company's principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, principal recoveries on loan pool participations, proceeds from the maturity and sale of investment securities, its commercial bank line of credit, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. Principal recoveries on loan pool participations are also influenced by economic conditions, and to a lesser extent, the interest rate environment. The Company utilizes particular sources of funds based on comparative costs and availability. This includes fixed-rate advances from the Federal Home Loan Bank which were obtained at a more favorable cost than deposits. The Company generally manages the pricing of its deposits to maintain a steady deposit base but has from time to time decided not to pay rates on deposits as high as its competition.

   Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $5,685,000 in 2000, $5,120,000 in 1999, and $6,589,000 in 1998. This trend of strong cash from operations is expected to continue into the foreseeable future.

   The Company anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 2000, the Company had outstanding commitments to extend credit of $32,190,000 and had no commitments to sell loans. Certificates of deposit maturing in one year or less totaled $139,640,000 as of December 31, 2000. Management believes that a significant portion of these deposits will remain with the Company.

   The Company continues to seek acquisition opportunities that would strengthen its presence in current and new market areas. There are currently no pending acquisitions that would require the Company to secure capital from public or private markets.

Asset-Liability Management

   The Company's strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the subsidiary banks' asset-liability committees which take action based upon their analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

   As of December 31, 2000, the Company's cumulative gap ratios for assets and liabilities repricing within three months and within one year were .32 and .47 respectively, meaning more liabilities than assets are scheduled to reprice within these periods. This situation suggests that a decrease in market interest rates may benefit net interest income and that an increase in interest rates may negatively impact the Company. The gap position is largely the result of classifying interest-bearing NOW accounts, money market accounts, and savings accounts as immediately repriceable and the classification of loan pool participations as repricing over a three-year period based on the historical average for return of pool investment.

Market Risk Management

   Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposures and how those exposures were managed in 2000 changed when compared to 1999.

   The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of the Company's deposits, and the rates and volumes of the Company's loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents the Company's projected changes in net interest income for the various rate shock levels at December 31, 2000.

                                                              $ Change  % Change
                                                              --------  --------
+200 bp...................................................... (404,000)    -2%
+100 bp...................................................... (198,000)    -1%
Base.........................................................        0      0%
-100 bp......................................................  219,000      1%
-200 bp......................................................  406,000      2%

   As shown above, at December 31, 2000, the effect of a ramped 200 basis point increase in interest rates would reduce the Company's net interest income by 2 percent, or approximately $404,000. The effect of a ramped 200 basis point decrease in rates would increase the Company's net interest income by 2 percent, or approximately $406,000.

   Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant repricing should market interest rates decline significantly.

Loan Quality

   Total loans increased 11 percent during 2000 to a year-end total of $312,081,000. Each of the bank subsidiaries experienced growth in their loan portfolios. Credits held by MIC Financial continued to be reduced through sales, collection efforts, and charge-offs during the year. As of December 31, 2000, the loans attributable to MIC Financial were $1,540,000, approximately
 .5 percent of the Company's total loans outstanding.

   Nonperforming assets (including $571,000 in Other Real Estate) as of December 31, 2000 totaled $3,523,000. The year-end 2000 total of nonperforming assets decreased $1,442,000 (29 percent) when compared with the December 31, 1999, amount of $4,965,000. Much of the reduction in nonperforming assets was the result of loans charged off. Throughout the year, there were few major additions of nonperforming loans. Included in the 2000 year-end nonperforming asset totals was $594,000 related to MIC Financial compared with $1,821,000 at year-end 1999. The ratio of total nonperforming loans and assets to total loans was 1.13 percent for year-end 2000 and 1.76 percent for year-end 1999. Nonaccrual loans decreased $832,000 to a December 31, 2000 total of $2,042,000, including $583,000 for MIC Financial, consisting mainly of agricultural and commercial loans. Loans past due 90 days and over as of year-end 2000 totaled $910,000, including $11,000 for MIC Financial, and consisted primarily of residential real estate and agricultural loans. Loans past due 90 days and over as of December 31, 2000, decreased $516,000 compared with the year-end 1999 total. Other real estate consists of real estate acquired by the Company through foreclosure. Other real estate increased $421,000 from the December 31, 1999 total of $150,000 primarily due to the foreclosure of a shopping mall property, a hotel in which the Company has a participation interest, a small piece of farm real estate, and two single-family residences. Efforts to further improve asset quality continue.

   The allowance for loan losses was $2,933,000 as of December 31, 2000, and $4,006,000 as of year-end 1999. The allowance represented .94 percent of total loans at December 31, 2000 and 1.42 percent of loans on December 31, 1999. The reduction in the amount of the allowance for loan losses as of December 31, 2000 was the result of loan charge-offs during the year and reduced levels of nonperforming loans. The allowance as a percentage of nonperforming assets was
83.2 percent on December 31, 2000 and 80.7 percent as of year-end 1999. Net loan charge-offs for 2000 totaled $1,965,000, or .65 percent of average loans, compared with 1999 net charge-offs of $2,315,000, or 1.14 percent of average loans. Net charge-offs related to MIC Financial credits for the year 2000 totaled $1,071,000 and in 1999 totaled $1,788,000. Most of the $894,000 in subsidiary bank loan charge-offs during 2000 were agricultural and real estate credits. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for loan losses inherent in the portfolio on the balance sheet date.

Year 2000 Compliance

   A critical issue for the banking industry and for the economy overall was how existing computer application software programs, operating systems, and hardware would accommodate the date value for the year 2000. The Company established Year 2000 Committees and Plans at its bank subsidiaries to minimize the risk of potential disruption related to computers and other equipment with date-sensitive software. Based on the Company's assessment of operations through February 2001, no significant year 2000 issues have been experienced. The Company surveyed its larger clients, vendors and significant third parties and believes they have experienced no significant year 2000 issues which could adversely affect the Company.

   The Company incurred internal staff costs and other expenses related to the enhancements necessary to become Year 2000 compliant. The expense related to Year 2000 compliance was not deemed material to the Company's financial position or results of operations. The costs incurred by the Company for Year 2000 compliance were approximately $25,000, exclusive of costs associated with the new mainframe computer acquired in 1998. There were no additional costs incurred in 2000 related to this issue.

Future Prospects

   Inflation can have a significant effect on the operating results of all industries. Management believes that inflation does not affect the banking industry as much as it does other industries with a high proportion of fixed assets and inventory. Inflation does, however, have an impact on the growth of total assets and the need to maintain a proper level of equity capital.

   Interest rates are significantly affected by inflation. It is difficult to assess the impact rate changes have since neither the timing nor the magnitude of changes in the various inflation indices coincides with changes in interest rates. There is, of course, an impact on longer-term earning assets; however, this effect continues to diminish as investment maturities are shortened and interest-earning assets and interest-bearing liabilities shift from fixed-rate long-term to rate-sensitive short-term.

   During 2000 the national inflation rate remained low. Interest rates moved upward throughout the year but have decreased significantly in the early part of 2001. Management of the Company believes that the 2001 rate of inflation will remain consistent with 2000 and that interest rates in 2001 will continue to move downward in the first half of the year. Given the Company's negative gap position (greater amount of interest-bearing liabilities repricing than interest-earning assets), a decrease in interest rates may be beneficial to the Company's net interest margin through 2001. The full benefit of continued declines in market interest rates may not be recognized by the Company depending on the competitive environment for deposits in the individual subsidiaries' markets. Conversely, if interest rates do increase, the Company's net interest margin may deteriorate. Management continues to focus on managing the net interest margin in 2001.

   Management anticipates that in 2001 they will continue to explore opportunities to acquire additional loan pool participation investments. Bids on pool participations during the year will take into account the availability of funds to invest, the market for such pools in terms of price and availability, and the potential return on the pools relative to risk.

Accounting and Financial Reporting Developments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, an amendment to SFAS No. 133. SFAS No. 133 and 138 require recognition of all derivative instruments as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. A derivative may be designated as a hedge of an exposure to changes in the fair value of a recognized asset or liability, an exposure to variable cash flows of a forecasted transaction, or a foreign currency exposure. The accounting for gains and losses associated with changes in the fair value of a derivative and the impact on the Company's consolidated financial statements will depend on its hedge designation and whether the hedge is effective in offsetting changes in the fair value or cash flows of the underlying hedged item. The statement was effective for the Company beginning January 1, 2001. The impact of SFAS No. 133 and 138 on the Company's financial position and results of operations was not material. There were no transition adjustments required.

   The American Institute of Certified Public Accountants has issued a proposed Statement of Position ("SOP") that addresses the accounting for differences between contractual and expected future cash flows from an investor's initial investment in certain loans and debt securities. It includes such loans acquired in purchase business combinations and would apply to all enterprises. The proposed SOP would limit the yield that may be accreted (accretable yield) to the excess of the investor's estimate of undiscounted expected future principal and interest cash flows (expected future cash flows) over the investor's initial investment in the loan. The provisions of this proposed SOP would be effective for financial statements issued for fiscal years beginning after June 15, 2000. Management of the Company does not expect the adoption of this SOP to have a material effect on its financial statements.

   SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued in September 2000, and replaces SFAS 125 of the same title. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. The adoption of SFAS 140 is not expected to have a material impact on the results of operations or financial condition of the Company.

Impact of the Gramm-Leach-Bliley Act.

   On November 12, 1999, President Clinton signed the Gramm-Leach-Bliley Act (the "GLB Act"), which among other things establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, and securities firms. The GLB Act requires financial institutions to disclose to customers and to non-customers ATM fees and also requires the federal banking regulatory agencies to develop regulations implementing the privacy protection provisions of the Act. The Company does not believe that the GLB Act will have a material adverse effect upon its operations in the near term. However, to the extent the GLB Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than the Company currently offers and that can aggressively compete in the markets the Company currently serves.

Consolidated Balance Sheets

                                                               December 31
                                                             -----------------
                                                               2000     1999
                                                             --------  -------
                                                              (in thousands)
Assets:
Cash and due from banks..................................... $ 10,544   13,354
Interest-bearing deposits in banks .........................    3,818    1,700
Federal funds sold .........................................    1,155    7,865
                                                             --------  -------
  Cash and cash equivalents.................................   15,517   22,919
                                                             --------  -------
Investment securities (notes 2 and 8):
  Available for sale........................................   60,758   60,530
  Held to maturity (fair value of $26,234 in 2000 and
   $29,291 in 1999) ........................................   25,921   29,445
Loans, net of unearned discount (notes 3, 5, and 8).........  312,081  282,091
Allowance for loan losses (note 4)..........................   (2,933)  (4,006)
                                                             --------  -------
  Net loans.................................................  309,148  278,085
                                                             --------  -------
Loan pool participations....................................   74,755   67,756
Premises and equipment, net (note 6)........................    6,890    6,795
Accrued interest receivable.................................    5,201    4,719
Goodwill and other intangible assets........................   11,725   12,850
Other assets................................................    5,297    3,090
                                                             --------  -------
    Total assets............................................ $515,212  486,189
                                                             ========  =======
Liabilities and Shareholders' Equity:
Deposits (notes 2 and 7):
  Demand.................................................... $ 26,031   23,197
  NOW accounts..............................................   43,380   42,378
  Savings...................................................   88,378   96,377
  Certificates of deposit...................................  212,355  186,720
                                                             --------  -------
    Total deposits..........................................  370,144  348,672
Federal funds purchased.....................................    2,345    2,965
Federal Home Loan Bank advances (note 8)....................   75,050   63,421
Notes payable (note 9)......................................   13,200   18,000
Other liabilities...........................................    5,178    2,896
                                                             --------  -------
    Total liabilities.......................................  465,917  435,954
                                                             --------  -------
Shareholders' equity:
  Common stock, $5 par value; authorized 20,000,000 shares;
   issued 4,912,849 as of December 31, 2000 and 1999........   24,564   24,564
  Capital surplus...........................................   13,127   13,192
  Treasury stock at cost, 973,535 and 577,735 shares as of
   December 31, 2000 and 1999, respectively.................  (11,869)  (8,525)
  Retained earnings (note 16)...............................   23,102   21,511
  Accumulated other comprehensive income (loss).............      371     (507)
                                                             --------  -------
    Total shareholders' equity..............................   49,295   50,235
                                                             --------  -------
    Total liabilities and shareholders' equity.............. $515,212  486,189
                                                             ========  =======

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

                                                          Year ended December
                                                                  31
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------- ------  ------
                                                         (in thousands, except
                                                          per share amounts)
Interest income:
Interest and fees on loans.............................. $25,298 17,577  15,026
Interest income and discount on loan pool
 participations.........................................   7,275  7,668   7,970
Interest on bank deposits...............................     116     82     122
Interest on federal funds sold..........................     164    260     338
Interest on investment securities:
  Available for sale....................................   4,182  2,214   1,617
  Held to maturity......................................   1,791  1,029     893
                                                         ------- ------  ------
    Total interest income...............................  38,826 28,830  25,966
                                                         ------- ------  ------
Interest expense:
Interest on deposits (note 7):
  NOW accounts..........................................     782    637     656
  Savings...............................................   3,779  2,837   2,241
  Certificates of deposit...............................  10,788  7,060   6,102
Interest on federal funds purchased.....................     191     94      12
Interest on Federal Home Loan Bank advances.............   4,484  1,287     405
Interest on notes payable...............................   1,403  1,280   1,074
                                                         ------- ------  ------
    Total interest expense..............................  21,427 13,195  10,490
                                                         ------- ------  ------
    Net interest income.................................  17,399 15,635  15,476
Provision for loan losses (note 4)......................     892  3,628   1,179
                                                         ------- ------  ------
    Net interest income after provision for loan losses.  16,507 12,007  14,297
                                                         ------- ------  ------
Other income:
Service charges.........................................   1,821  1,332   1,215
Data processing income..................................     203    200     195
Other operating income..................................     502    443     389
Investment security gains (losses), net (note 2)........      40    (28)     58
                                                         ------- ------  ------
    Total noninterest income............................   2,566  1,947   1,857
                                                         ------- ------  ------
Other expense:
Salaries and employee benefits expense (note 13)........   6,378  5,144   4,796
Net occupancy expense...................................   1,877  1,517   1,349
Professional fees.......................................     658    431     394
Goodwill and other intangible asset amortization........   1,125    711     612
Other operating expense.................................   3,275  2,659   1,797
                                                         ------- ------  ------
    Total noninterest expense...........................  13,313 10,462   8,948
                                                         ------- ------  ------
    Income before income tax expense....................   5,760  3,492   7,206
Income tax expense (note 11)............................   1,759  1,270   2,583
                                                         ------- ------  ------
    Net income.......................................... $ 4,001  2,222   4,623
                                                         ======= ======  ======
Net income per share--basic............................. $  0.99   0.58    1.26
                                                         ======= ======  ======
Net income per share--diluted........................... $  0.99   0.56    1.20
                                                         ======= ======  ======

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income

                                                               Accumulated
                                                                  Other
                          Common  Capital  Treasury  Retained Comprehensive
                           Stock  Surplus   Stock    Earnings Income (Loss) Total
                          ------- -------  --------  -------- ------------- ------
                                    (in thousands, except share data)
Balance at December 31,
 1997...................  $19,038    118    (1,752)   19,231       119      36,754
                          ======= ======   =======    ======      ====      ======
Comprehensive income:
  Net income............      --     --        --      4,623       --        4,623
  Unrealized gains
   arising during the
   year on securities
   available for sale...      --     --        --        --         88          88
  Less realized gains on
   securities available
   for sale, net of tax.      --     --        --        --        (37)        (37)
                          ------- ------   -------    ------      ----      ------
    Total comprehensive
     income.............      --     --        --      4,623        51       4,674
                          ------- ------   -------    ------      ----      ------
Dividends paid (.56 per
 share).................      --     --        --     (2,048)      --       (2,048)
Stock options exercised
 (58,219 shares)........      --    (101)      790       --        --          689
Treasury stock purchased
 (87,368 shares)........      --     --     (1,837)      --        --       (1,837)
                          ------- ------   -------    ------      ----      ------
Balance at December 31,
 1998...................   19,038     17    (2,799)   21,806       170      38,232
                          ======= ======   =======    ======      ====      ======
Comprehensive income:
  Net income............      --     --        --      2,222       --        2,222
  Unrealized losses
   arising during the
   year on securities
   available for sale...      --     --        --        --       (695)       (695)
  Plus realized losses
   on securities
   available for sale,
   net of tax...........      --     --        --        --         18          18
                          ------- ------   -------    ------      ----      ------
    Total comprehensive
     income.............      --     --        --      2,222      (677)      1,545
                          ------- ------   -------    ------      ----      ------
Dividends paid (.60 per
 share).................      --     --        --     (2,310)      --       (2,310)
Stock issued for
 acquisition of Midwest
 Bancshares, Inc.
 (1,105,348 shares).....    5,526 13,281       --        --        --       18,807
Stock options exercised
 (54,821 shares)........      --    (106)      868      (207)      --          555
Treasury stock purchased
 (461,400 shares).......      --     --     (6,594)      --        --       (6,594)
                          ------- ------   -------    ------      ----      ------
Balance at December 31,
 1999...................   24,564 13,192    (8,525)   21,511      (507)     50,235
                          ======= ======   =======    ======      ====      ======
Comprehensive income:
  Net income............      --     --        --      4,001       --        4,001
  Unrealized gains
   arising during the
   year on securities
   available for sale...      --     --        --        --        908         908
  Less realized gains on
   securities available
   for sale, net of tax.      --     --        --        --        (30)        (30)
                          ------- ------   -------    ------      ----      ------
    Total comprehensive
     income.............      --     --        --      4,001       878       4,879
                          ------- ------   -------    ------      ----      ------
Dividends paid (.60 per
 share).................      --     --        --     (2,410)      --       (2,410)
Stock options exercised
 (7,300 shares).........      --     (65)       89       --        --           24
Treasury stock purchased
 (403,100 shares).......      --     --     (3,433)      --        --       (3,433)
                          ------- ------   -------    ------      ----      ------
Balance at December 31,
 2000...................  $24,564 13,127   (11,869)   23,102       371      49,295
                          ======= ======   =======    ======      ====      ======

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

                                                   Year ended December 31
                                                 ----------------------------
                                                   2000      1999      1998
                                                 --------  --------  --------
                                                       (in thousands)
Cash flows from operating activities:
Net income...................................... $  4,001     2,222     4,623
                                                 --------  --------  --------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................    1,788     1,340     1,247
  Provision for loan losses.....................      892     3,628     1,179
  Investment securities (gains) losses, net.....      (40)       28       (58)
  Loss on sale of premises and equipment........        5       --        --
  Amortization of investment securities and loan
   premiums.....................................      233       199       155
  Accretion of investment securities and loan
   discounts....................................     (262)     (465)     (447)
  Increase in other assets......................   (2,689)     (705)     (152)
  Increase (decrease) in other liabilities......    1,757    (1,127)       42
                                                 --------  --------  --------
    Total adjustments...........................    1,684     2,898     1,966
                                                 --------  --------  --------
    Net cash provided by operating activities...    5,685     5,120     6,589
                                                 --------  --------  --------
Cash flows from investing activities:
Investment securities available for sale:
  Proceeds from sales...........................   13,988     9,465     3,205
  Proceeds from maturities......................    5,265    11,372     5,810
  Purchases.....................................  (17,956)  (16,238)  (15,347)
Investment securities held to maturity:
  Proceeds from maturities......................    6,622     5,836    10,390
  Purchases.....................................   (2,996)   (2,221)   (4,333)
Purchases of loan pool participations...........  (39,546)  (41,440)  (25,710)
Principal recovery on loan pool participations..   32,547    32,973    25,526
Net increase in loans...........................  (31,868)  (18,318)  (21,483)
Purchases of premises and equipment.............     (953)     (437)     (495)
Proceeds from sale of premises and equipment....       44         6       --
Cash received in acquisition of Midwest
 Bancshares, Inc. ..............................      --      3,403       --
                                                 --------  --------  --------
  Net cash used in investing activities.........  (34,853)  (15,599)  (22,437)
                                                 --------  --------  --------
Cash flows from financing activities:
Net increase in deposits........................   21,568     8,775    17,425
Net (decrease) increase in federal funds
 purchased......................................     (620)    2,989       --
Federal Home Loan Bank advances.................   53,500    11,900     8,000
Repayment of Federal Home Loan Bank advances....  (42,063)   (5,038)   (6,405)
Advances on notes payable.......................    1,900     6,910     7,450
Principal payments on notes payable.............   (6,700)   (5,910)   (4,500)
Dividends paid..................................   (2,410)   (2,310)   (2,048)
Purchases of treasury stock.....................   (3,433)   (6,594)   (1,837)
Proceeds from stock options exercised...........       24       555       689
                                                 --------  --------  --------
  Net cash provided by financing activities.....   21,766    11,277    18,774
                                                 --------  --------  --------
  Net (decrease) increase in cash and cash
   equivalents..................................   (7,402)      798     2,926
Cash and cash equivalents at beginning of year..   22,919    22,121    19,195
                                                 --------  --------  --------
Cash and cash equivalents at end of year........ $ 15,517    22,919    22,121
                                                 ========  ========  ========
Supplemental disclosure of cash flow
 information:
Cash paid during the period for:
  Interest...................................... $ 20,912    13,307    10,832
                                                 ========  ========  ========
  Income taxes.................................. $  1,112     2,251     2,128
                                                 ========  ========  ========

          See accompanying notes to consolidated financial statements.

December 31, 2000, 1999, and 1998

1. Summary of Significant Accounting Policies

   The accounting and reporting policies of Mahaska Investment Company and subsidiaries (the "Company") conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of the Company include its 100 percent owned subsidiaries, Mahaska State Bank, Central Valley Bank, Pella State Bank, Midwest Federal Savings and Loan Association of Eastern Iowa, and MIC Financial Services, Inc. All material intercompany transactions have been eliminated in consolidation.

MIC Financial Services, Inc.

   On April 23, 1999, the Company announced that it had elected to seek a buyer for MIC Financial Services, Inc. ("MIC Financial"), its wholly-owned commercial finance subsidiary. A satisfactory agreement could not be reached with any potential buyers, so the decision was made to sell groups of leases and assets. Sales, collections, and charge-offs have reduced MIC Financial's total loan and lease portfolio to $1,540,000, or approximately .5 percent of the Company's total loans as of December 31, 2000. As of December 31, 2000, the allowance for loan losses related to the remaining MIC Financial loans and leases was $140,000. The Company's financial results for the year ended December 31, 1999, included a loan loss provision of $2,439,000 and charges aggregating $385,000 primarily related to losses on sales of assets and expenses incurred in collecting loans. Management continues to evaluate options on the remaining assets of MIC Financial.

Acquisition of Midwest Bancshares, Inc.

   The Company acquired all the outstanding shares of Midwest Bancshares, Inc. ("Midwest") of Burlington, Iowa in a tax-free exchange of 1,105,348 shares of Company common stock on September 30, 1999. Midwest was the parent company of Midwest Federal Savings and Loan Association of Eastern Iowa ("Midwest Federal"), a community-oriented thrift institution, with locations in Burlington, West Burlington, Fort Madison, and Wapello, Iowa.

   Following the merger, Midwest Federal became a wholly-owned subsidiary of the Company, retaining its separate thrift charter. As of September 30, 1999, Midwest Federal had total assets of $176,929,000, loans of $100,239,000 and deposits of $107,164,000. The transaction with Midwest was accounted for using the purchase method of accounting. The excess of purchase price over the identifiable fair value of the tangible and identifiable intangible assets acquired and the liabilities assumed of $6,234,000 was recorded as goodwill and is being amortized over 25 years on a straight-line basis. Midwest's results of operations for the three months ended December 31, 1999, and for the year ended December 31, 2000, are included in the Company's consolidated statements of income.

   The following pro forma financial information presents the combined results of operations of the Company and Midwest Federal as if the acquisition had been effective January 1, 1998, after giving effect to certain adjustments, including amortization and accretion of discounts, premiums, goodwill and core deposit intangibles and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Midwest Federal constituted a single entity during such periods.

Pro forma Condensed Statements of Income

                                                        Pro forma
                                                       Acquisition  Pro forma
                                       Mahaska Midwest Adjustments Consolidated
                                       ------- ------- ----------- ------------
                                       (in thousands, except per share amounts)
Twelve months ended December 31, 1999
Interest income....................... $28,830  8,531      351        37,712
Interest expense......................  13,195  5,392      (94)       18,493
                                       ------- ------      ---        ------
Net interest income...................  15,635  3,139      445        19,219
Provision for loan losses.............   3,628     36                  3,664
Noninterest income....................   1,947    451                  2,398
Noninterest expense...................  10,462  2,520      460        13,442
                                       ------- ------      ---        ------
Income before income tax expense......   3,492  1,034      (15)        4,511
Income tax expense....................   1,270    382                  1,652
                                       ------- ------      ---        ------
Net income............................ $ 2,222    652      (15)        2,859
                                       ======= ======      ===        ======
Net income per share--basic........... $  0.58   0.59                   0.58
                                       ======= ======                 ======
Net income per share--diluted......... $  0.56   0.59                   0.57
                                       ======= ======                 ======
Twelve months ended December 31, 1998
Interest income....................... $25,966 11,342      580        37,888
Interest expense......................  10,490  7,227      (69)       17,648
                                       ------- ------      ---        ------
Net interest income...................  15,476  4,115      649        20,240
Provision for loan losses.............   1,179     48                  1,227
Noninterest income....................   1,857    664                  2,521
Noninterest expense...................   8,948  2,810      620        12,378
                                       ------- ------      ---        ------
Income before income tax expense......   7,206  1,921       29         9,156
Income tax expense....................   2,583    549                  3,132
                                       ------- ------      ---        ------
Net income............................   4,623  1,372       29         6,024
                                       ======= ======      ===        ======
Net income per share--basic........... $  1.26   1.31                   1.28
                                       ======= ======                 ======
Net income per share--diluted......... $  1.20   1.25                   1.22
                                       ======= ======                 ======

Nature of Operations

   The bank subsidiaries engage in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, real estate, and consumer loans, and trust services. Mahaska State Bank also provides data processing services to affiliated and non-affiliated banks.

   Since 1988, the Company, either directly or through the bank subsidiaries, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the "Servicer") from the Federal Deposit Insurance Corporation ("FDIC"), the Resolution Trust Corporation ("RTC"), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting various discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer collects and remits these amounts, less servicing fees, to the participants.

Effect of New Financial Accounting Standards

   Statement of Financial Account Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging

Activities--an Amendment to FASB Statement No. 133," were adopted by the Company beginning January 1, 2001. The adoption of the standards did not have a material effect on the Company's consolidated financial statements.

   Statement of Financial Accounting Standards (SFAS) 140, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of
Liabilities," is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. Management does not expect the adoption of this standard to have a material effect on the Company's consolidated financial statements.

Earnings per Share

   Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all potentially dilutive shares outstanding during the year. The Company has had a Stock Repurchase Plan in effect since April 1995. In accordance with the plan, 403,100, 461,400 and 87,368 shares of common stock were repurchased by the Company during 2000, 1999 and 1998, respectively. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 2000, 1999 and 1998:

                                                              2000  1999  1998
                                                             ------ ----- -----
                                                               (in thousands,
                                                                   except
                                                             per share amounts)
Basic EPS computation
Numerator:
  Net income................................................ $4,001 2,222 4,623
                                                             ------ ----- -----
Denominator:
  Weighted average shares outstanding.......................  4,052 3,864 3,660
                                                             ------ ----- -----
Basic EPS................................................... $ 0.99  0.58  1.26
                                                             ====== ===== =====
Diluted EPS computation
Numerator:
  Net income................................................ $4,001 2,222 4,623
                                                             ------ ----- -----
Denominator:
  Weighted average shares outstanding.......................  4,052 3,864 3,660
  Weighted average dilutive shares outstanding for stock
   options..................................................      5   105   182
                                                             ------ ----- -----
                                                              4,057 3,969 3,842
                                                             ------ ----- -----
Diluted EPS................................................. $ 0.99  0.56  1.20
                                                             ====== ===== =====

Fair Value Financial Instruments

   Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sale activities.

   Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Estimated fair values have been determined by the Company using the best available information and an estimation method suitable for each category of financial instruments.

Cash and Due from Banks

   The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balances maintained in accordance with such regulations for the years ended December 31, 2000, 1999 and 1998 were $1,362,000, $834,000, and $1,048,000, respectively.

Investment Securities

   The Company classifies investment securities based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company's asset-liability position are classified as available for sale. Securities held principally for the purpose of near-term sales are classified as trading. Securities which the Company intends to hold until maturity are classified as held to maturity.

   Investment securities available for sale are recorded at fair value. The aggregate unrealized gains and losses, net of the income tax effect, are recorded as a component of other comprehensive income until realized. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

   Net gains or losses on the sales of securities are shown in the consolidated statements of income using the specific identification method and are recognized on a trade date basis.

   The gross unrealized holding gains on investment securities available for sale at December 31, 2000 was $1,403,000, the net income tax expense was $525,000 and therefore, the net gains were $878,000. The gross unrealized holding losses at December 31, 1999 were $1,079,000, the income tax benefit was $402,000 and therefore, the net losses were $677,000.

Loans

   Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount on installment loans is transferred to income over the term of the loan using the level yield method. Interest on all other loans is credited to income as earned based on the principal amount outstanding.

   It is the Company's policy to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.

   All impaired loans, including loans that are restructured in a troubled debt restructuring involving a modification of terms, are measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All portfolio loans are reviewed for impairment on an individual basis.

Concentrations of Credit Risk

   The Company originates real estate, consumer, and commercial loans primarily in its southeast Iowa market area and adjacent counties. Although the Company has a diversified portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market area.

Allowance for Loan Losses

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes collectibility of the principal is unlikely.

   Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio on the balance sheet date. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the subsidiary banks' allowance for loan losses. Such agencies may require the subsidiary banks to increase their allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Loan Pool Participations

   The Company has invested in participations in pools of loans acquired from the FDIC, the RTC, and other sources at substantial discounts. The pools, all acquired since 1988, consist of loans to borrowers located throughout the United States.

   The Company carries its investment in the loan pools as a separate earning asset on the balance sheet. Principal or interest restructures, write-downs, or write-offs within the pools are not included in the Company's disclosures for its loan portfolio.

   The loan pools are managed by the Servicer operating in Omaha, Nebraska, the sole incentive of which is cash collection without regard to principal or income allocation of the payment. The investment in loan pools is accounted for on a cash basis. For loans receiving regular payments, cash is applied first to interest income for interest due at the contract rate. Payment amounts in excess of the interest due at the contractual interest rates are applied to the principal in a ratio of cost basis to loan face amount and to discount income with no recognition of interest due at the contract rate.

   For loans where circumstances or new information lead the Servicer to believe that collection of the note or recovery through collateral is less than originally determined, the cost basis assigned to the loan is written down or off through a charge to discount income.

   For loans where the Servicer negotiates a settlement of the obligation for a lump sum, the payment is applied first to principal, then to discount income and last to interest due at the contract rate.

Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of the respective assets, which range from 5 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment.

Goodwill and Other Intangible Assets

   The goodwill and other intangible assets consists of goodwill of $10,050,000 and $10,749,000 and core deposit premium of $1,675,000 and
$2,101,000 at December 31, 2000 and 1999, respectively. Goodwill is being amortized using the straight-line method over 15 or 25 years. Core deposit premium is being amortized using the effective-yield method over 10 years. Amortization expenses for 2000, 1999 and 1998 for goodwill were $699,000, $530,000 and $510,000, respectively, and $426,000, $181,000 and $102,000, respectively, for core deposit premium. As of December 31, 2000 and 1999, the accumulated amortization of goodwill was $3,511,000 and $2,812,000, respectively, and $1,052,000, and $626,000, respectively, for core deposit premium.

Other Real Estate Owned

   Other real estate owned represents property acquired through foreclosure or deeded to the subsidiary banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is carried at the lower of the cost of acquisition or fair value, less estimated costs of disposition, and is included in other assets on the consolidated balance sheets. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Expenses incurred subsequent to the acquisition of the property and any subsequent write-downs to reflect current fair market value are charged as noninterest expense as incurred. Gains or losses on the disposition of other real estate are recognized in other income or expense in the period in which they are realized.

Trust Department Assets

   Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Company.

Income Taxes

   The Company files a consolidated federal income tax return. For state purposes, the bank subsidiaries each file a franchise return and the remaining entities file a consolidated income tax return.

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Consolidated Statements of Cash Flows

   For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

Reclassifications

   Certain reclassifications have been made to prior years' consolidated financial statements in order to conform to current year presentation.

Use of Estimates in the Preparation of Financial Statements

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly sensitive to change relate to the allowance for loan losses and the carrying basis of the loan pool participations.

2. Investment Securities

   A summary of investment securities by type as of December 31, 2000 and 1999, follows:

                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
December 31, 2000                          Cost      Gains      Losses   Value
-----------------                        --------- ---------- ---------- ------
                                                     (in thousands)
Investment Securities Available for
 Sale:
U.S. government securities .............  $ 1,000       5        --       1,005
U.S. government agency securities ......   35,190     503         37     35,656
Obligations of states and political
 subdivisions ..........................    6,515     155          1      6,669
Other investment securities ............   17,457      95        124     17,428
                                          -------     ---        ---     ------
    Total ..............................  $60,162     758        162     60,758
                                          =======     ===        ===     ======
Investment Securities Held to Maturity:
U.S. government agency securities.......  $16,263     248          5     16,506
Obligations of states and political
 subdivisions ..........................    8,968     107         37      9,038
Other investment securities                   690     --         --         690
                                          -------     ---        ---     ------
    Total ..............................  $25,921     355         42     26,234
                                          =======     ===        ===     ======

                                                     Gross      Gross
                                         Amortized Unrealized Unrealized  Fair
December 31, 1999                          Cost      Gains      Losses   Value
-----------------                        --------- ---------- ---------- ------
                                                     (in thousands)
Investment Securities Available for
 Sale:
U.S. government securities .............  $ 5,078       9         66      5,021
U.S. government agency securities ......   35,819     --         517     35,302
Obligations of states and political
 subdivisions ..........................    7,872     --          92      7,780
Other investment securities ............   12,570     --         143     12,427
                                          -------     ---        ---     ------
    Total ..............................  $61,339       9        818     60,530
                                          =======     ===        ===     ======
Investment Securities Held to Maturity:
U.S. government agency securities ......  $19,685      65        124     19,626
Obligations of states and political
 subdivisions ..........................    7,573      17        111      7,479
Other investment securities ............    2,187     --           1      2,186
                                          -------     ---        ---     ------
    Total ..............................  $29,445      82        236     29,291
                                          =======     ===        ===     ======

   Proceeds from the sale of investment securities available for sale during 2000, 1999, and 1998 were $13,988,000, $9,465,000, and $3,205,000, respectively. Gross gains and losses realized on the sale of investment securities available for sale for the years ended December 31 were as follows:

                                                                 2000  1999  1998
                                                                 ----  ----  ----
                                                                 (in thousands)
Realized gains.................................................. $118   12    58
Realized losses.................................................  (78) (40)  --
                                                                 ----  ---   ---
    Total....................................................... $ 40  (28)   58
                                                                 ====  ===   ===

   As of December 31, 2000 and 1999, investment securities of approximately $1,978,000 and $8,010,000 respectively, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. Public funds approximated $29,868,000 and $28,397,000 at December 31, 2000 and 1999, respectively.

   The amortized cost and approximate fair value of investment securities as of December 31, 2000, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                Amortized  Fair
                                                                  Cost    Value
                                                                --------- ------
                                                                 (in thousands)
Investment Securities Available for Sale:
Due in 1 year or less..........................................  $ 6,545   6,531
Due after 1 year through 5 years...............................   30,722  31,057
Due after 5 years through 10 years.............................    3,964   4,007
Due after 10 years.............................................   18,931  19,163
                                                                 -------  ------
    Total......................................................  $60,162  60,758
                                                                 =======  ======
Investment Securities Held to Maturity:
Due in 1 year or less..........................................  $ 1,647   1,646
Due after 1 year through 5 years...............................    8,587   8,592
Due after 5 years through 10 years.............................    1,676   1,720
Due after 10 years.............................................   14,011  14,276
                                                                 -------  ------
    Total......................................................  $25,921  26,234
                                                                 =======  ======

3. Loans

   A summary of the respective loan categories as of December 31, 2000 and 1999, follows:

                                                                  2000    1999
                                                                -------- -------
                                                                 (in thousands)
Real estate loans.............................................. $206,874 186,872
Commercial and agricultural loans..............................   84,485  80,260
Loans to individuals...........................................   20,196  13,866
Other loans....................................................      526   1,093
                                                                -------- -------
    Total...................................................... $312,081 282,091
                                                                ======== =======

   Total nonperforming loans and assets at December 31, 2000 and 1999, were:

                                                                     2000  1999
                                                                    ------ -----
                                                                        (in
                                                                     thousands)
Impaired loans and leases:
  Nonaccrual....................................................... $2,042 2,874
  Restructured.....................................................    --    515
                                                                    ------ -----
    Total impaired loans and leases................................  2,042 3,389
Loans and leases past due 90 days and more.........................    910 1,426
                                                                    ------ -----
    Total nonperforming loans......................................  2,952 4,815
Other real estate owned............................................    571   150
                                                                    ------ -----
    Total nonperforming assets..................................... $3,523 4,965
                                                                    ====== =====

   The average balances of nonperforming loans for the years ended December 31, 2000 and 1999, were $4,302,000 and $3,173,000, respectively. The allowance for credit losses related to nonperforming loans at December 31, 2000 and 1999, was $339,000 and $1,212,000, respectively. Nonperforming loans of $351,000 and $1,163,000 at December 31, 2000 and 1999, respectively, were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors. The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31, 2000, 1999, and 1998 was:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
                                                                  (in thousands)
Interest income:
  As originally contracted....................................... $430 328  126
  As recognized..................................................   12  70   17
                                                                  ---- ---  ---
    Reduction of interest income................................. $418 258  109
                                                                  ==== ===  ===

4. Allowance for Loan Losses

   Changes in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 were as follows:

                                                          2000     1999   1998
                                                         -------  ------  -----
                                                            (in thousands)
Balance at beginning of year............................ $ 4,006   2,177  1,816
Provision for loan losses...............................     892   3,628  1,179
Recoveries on loans previously charged off..............     221      60     22
Loans charged off.......................................  (2,186) (2,375)  (840)
Allowance of Midwest at date of acquisition.............     --      516    --
                                                         -------  ------  -----
Balance at end of year.................................. $ 2,933   4,006  2,177
                                                         =======  ======  =====

5. Loans to Related Parties

   Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company's subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The loan activity of this group, including loans as of December 31, 2000 and 1999, was as follows:

                                                                   2000    1999
                                                                  ------- ------
                                                                  (in thousands)
Aggregate balance at beginning of year........................... $ 9,295  7,624
Advances.........................................................  19,580 13,005
Payments.........................................................  14,614 11,915
Acquisition balances.............................................     --     581
                                                                  ------- ------
Aggregate balance at end of year................................. $14,261  9,295
                                                                  ======= ======

6. Premises and Equipment

   A summary of premises and equipment as of December 31, 2000 and 1999 was as follows:

                                                                   2000    1999
                                                                  ------- ------
                                                                  (in thousands)
Land and improvements............................................ $   997    915
Building and improvements........................................   6,777  6,770
Furniture and equipment..........................................   6,696  6,525
                                                                  ------- ------
    Total office properties and equipment at cost................  14,470 14,210
Less accumulated depreciation....................................   7,580  7,415
                                                                  ------- ------
    Total........................................................ $ 6,890  6,795
                                                                  ======= ======

7. Deposits

   The scheduled maturities of certificate accounts are as follows as of December 31, 2000:

                                                                  (in thousands)
2001.............................................................    $139,640
2002.............................................................      42,859
2003.............................................................      22,004
2004.............................................................       5,391
2005.............................................................       1,724
Thereafter.......................................................         737
                                                                     --------
    Total........................................................    $212,355
                                                                     ========

   Time deposits in excess of $100,000 approximated $33,312,000 and $26,181,000 as of December 31, 2000 and 1999, respectively. Interest expense on such deposits for the years ended December 31, 2000, 1999, and 1998 was approximately $1,305,000, $1,233,000, and $1,189,000, respectively.

8. Federal Home Loan Bank Advances

   At December 31, 2000 and 1999, Federal Home Loan Bank (FHLB) advances consisted of the following:

                                                Weighted-            Weighted-
                                                 Average              Average
                                       2000   interest rate  1999  interest rate
                                      ------- ------------- ------ -------------
                                                    (in thousands)
Maturity in year ending:
2000.................................     --       --       34,808     5.93
2001................................. $28,308     6.66       3,808     6.34
2002.................................  21,308     6.64       5,808     5.51
2003.................................   4,308     5.88      11,808     5.37
2004.................................     --       --          --       --
2005.................................     --       --          --       --
Thereafter...........................  21,126     5.45       7,189     5.74
                                      -------               ------
    Total............................ $75,050     6.27      63,421     5.79
                                      =======               ======

   Advances from the FHLB are secured by stock in the FHLB. In addition, the bank subsidiaries have agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating not less than 120 percent or 135 percent of outstanding advances.

   Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. Call provisions are not included in the above listed advances.

9. Notes Payable

   The notes payable balance at December 31, 2000, consists of $5,150,000 in advances on a revolving line of credit and $8,050,000 on a term note, both with an unaffiliated bank. Both notes have a variable interest rate at 3/8 below the lender's prime rate. Interest is payable quarterly. During the year 2000, the interest rate ranged from 8.125 percent to 9.125 percent. The weighted average interest paid on the notes payable for the years ended December 31, 2000, 1999, and 1998 was 9.07%, 7.70%, and 8.05%, respectively.

   Both notes are secured by all of the common stock of the subsidiaries. The revolving line of credit has a maximum limit of $9,000,000 and matures June 30, 2001. The term loan calls for annual payments of $1,350,000 in each of the years 2001, 2002, and 2003. The balance of the loan matures December 31, 2004. During 2000, the Company made principal payments of $950,000 on the term loan.

10. Fair Value of Financial Instruments

   The fair value of the Company's financial instruments as of December 31, 2000 and 1999, were as follows:

                                                                Carrying  Fair
2000                                                             Value    Value
----                                                            -------- -------
                                                                 (in thousands)
Financial assets:
Cash and due from banks........................................ $ 10,544  10,544
Interest-bearing deposits with banks...........................    3,818   3,818
Federal funds sold.............................................    1,155   1,155
Investment securities..........................................   86,679  86,992
Loans, net.....................................................  309,148 304,818
Loan pool participations.......................................   74,755  74,755
Accrued interest receivable....................................    5,201   5,201
Financial liabilities:
Deposits....................................................... $370,144 373,052
Federal funds purchased........................................    2,345   2,345
Federal Home Loan Bank advances................................   75,050  75,902
Notes payable..................................................   13,200  13,200
Accrued interest payable.......................................    1,901   1,901

                                                                Carrying  Fair
1999                                                             Value    Value
----                                                            -------- -------
                                                                 (in thousands)
Financial assets:
Cash and due from banks........................................ $ 13,354  13,354
Interest-bearing deposits with banks...........................    1,700   1,700
Federal funds sold.............................................    7,865   7,865
Investment securities..........................................   89,975  89,822
Loans, net.....................................................  278,085 275,123
Loan pool participations.......................................   67,756  67,756
Accrued interest receivable....................................    4,719   4,719
Financial liabilities:
Deposits....................................................... $348,672 349,236
Federal funds purchased........................................    2,965   2,965
Federal Home Loan Bank advances................................   63,421  62,616
Notes payable..................................................   18,000  18,000
Accrued interest payable.......................................    1,386   1,386

   The recorded amount of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximates fair value due to the short-term nature of these instruments.

   The estimated fair value of investment securities has been determined using available quoted market prices.

   The recorded amount of the loan pool participation approximates fair value due to the characteristics of the loan pool participation. Any additional value attained in the loan pool participation over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the book value of loans in the pools over the percentage paid.

   Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market rate for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.

   The recorded amount of federal funds purchased approximates fair value due to the short-term nature of these instruments.

   The estimated fair value of the Federal Home Loan Bank advances was determined using a present value discounted cash flow with a discount rate approximating the current market rate for similar borrowings.

   The recorded amount of the notes payable approximates fair value as a result of the variable rate of these instruments.

11. Income Taxes

   Income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998, is as follows:

2000                                                        Federal  State Total
----                                                        -------  ----- -----
                                                              (in thousands)
Current.................................................... $1,225     69  1,294
Deferred...................................................    448     17    465
                                                            ------    ---  -----
                                                            $1,673     86  1,759
                                                            ======    ===  =====

1999                                                        Federal  State Total
----                                                        -------  ----- -----
                                                              (in thousands)
Current.................................................... $1,322    307  1,629
Deferred...................................................   (360)     1   (359)
                                                            ------    ---  -----
                                                            $  962    308  1,270
                                                            ======    ===  =====

1998                                                        Federal  State Total
----                                                        -------  ----- -----
                                                              (in thousands)
Current.................................................... $2,297    370  2,667
Deferred...................................................    (57)   (27)   (84)
                                                            ------    ---  -----
                                                            $2,240    343  2,583
                                                            ======    ===  =====

   Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 2000, 1999, and 1998, to income before income tax expense. The reasons for these differences are as follows:

                                                            2000   1999   1998
                                                           ------  -----  -----
                                                             (in thousands)
Provision at statutory rate............................... $1,958  1,187  2,450
State franchise tax (net of federal tax benefit)..........     57    203    227
Nontaxable interest income................................   (226)  (147)  (113)
Nondeductible goodwill amortization.......................     86     28     21
Life insurance cash value increase........................    (35)   (26)   (26)
Other, net................................................    (81)    25     24
                                                           ------  -----  -----
    Total................................................. $1,759  1,270  2,583
                                                           ======  =====  =====

   The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2000 and 1999, are as follows:

                                                                 2000     1999
                                                                -------  ------
                                                                (in thousands)
Deferred tax assets:
Allowance for loan losses...................................... $   570   1,039
Deferred compensation..........................................     116      83
Premium amortization...........................................      90      83
Unrealized loss on available for sale securities...............     --      302
                                                                -------  ------
  Gross deferred tax assets....................................     776   1,507
                                                                -------  ------
Deferred tax liabilities:
Depreciation and amortization..................................    (333)   (329)
Federal Home Loan Bank stock...................................    (110)   (110)
Deferred loan fees.............................................     (68)    (83)
Purchase accounting adjustments................................    (771)   (707)
Unrealized gain on available for sale securities...............    (223)    --
Other..........................................................      (4)     (8)
                                                                -------  ------
  Gross deferred tax liabilities...............................  (1,509) (1,237)
                                                                -------  ------
  Net deferred tax (liability) asset........................... $  (733)    270
                                                                =======  ======


   Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

12. Stock Incentive Plan

   The Company has a stock incentive plan under which up to 750,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees and certain nonaffiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary date of the grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary date of the grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                     2000  1999
                                                                    ------ -----
                                                                        (in
                                                                     thousands)
Net income:
As reported........................................................ $4,001 2,222
Pro forma..........................................................  3,876 1,976
Net income per share:
As reported--basic................................................. $ 0.99  0.58
As reported--diluted...............................................   0.99  0.56
Pro forma--basic...................................................   0.96  0.51
Pro forma--diluted.................................................   0.96  0.50

   The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively: dividend yield of 3.50 percent for 2000 and 1999; excepted volatility of 26 percent for 2000 and 22 percent for 1999; risk free interest rates of 5.16 percent for 2000 and 6.23 percent for 1999; and expected lives of 7.5 years for both years.

   A summary of the status of the Company's stock incentive plan as of December 31, 2000 and 1999, and the activity during the years ended on those dates is presented below:

                                             2000                 1999
                                      ------------------- ---------------------
                                               Exercise             Exercise
                                      Shares     Price    Shares      Price
                                      ------- ----------- ------- -------------
Net income:
Balance at beginning of year......... 420,232 $3.33-22.00 496,297 $  7.50-22.00
Granted..............................  69,778  7.75-8.375  36,500  12.00-15.063
Granted from acquisition.............     --          --   14,125     3.33-9.08
Exercised............................   7,300        3.33  54,821    7.50-11.10
Forfeited............................  20,608  7.50-22.00  71,869   11.10-22.00
                                      -------             -------
Outstanding at end of year........... 462,102 $7.50-22.00 420,232 $  3.33-22.00
                                      -------             -------
Options exercisable at year end...... 336,265 $7.50-22.00 336,265 $  3.33-22.00
Weighted-average fair value of
 options granted during the year ....         $      1.98         $        4.66

13. Employee Benefit Plans

   The Company maintains an employee stock ownership plan ("ESOP") covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $205,000, $183,000, and $161,000 for 2000, 1999, and 1998, respectively. As of December 31, 2000 and 1999 the ESOP owned 580,170 and 501,184 shares of the Company's common stock, respectively.

   A 401(K) plan was adopted by the Company in 1994. The Company does not make contributions to this Plan. The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees remaining active service periods. The total expense related to these plans was $88,000, $35,000, and ($19,000), for the years ended December 31, 2000, 1999, and 1998, respectively.

   The Company provides no material post-retirement benefits.

14. Regulatory Capital Requirements

   The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. As of December 31,

2000 and 1999, the Company and its subsidiary banks met all capital adequacy requirements to which they are subject. The Company and its bank subsidiaries actual capital amounts and ratios are also presented in the following table.

                                                                  To Be Well
                                                               Capitalized Under
                                         Minimum for Catital   Prompt Corrective
                             Actual       Adequacy Purposes    Action Provisions
                          -------------  --------------------- -------------------
                          Amount  Ratio    Amount     Ratio     Amount     Ratio
                          ------- -----  ----------- --------- ---------- --------
                                            (in thousands)
As of December 31, 2000:
Total capital (to risk-
 weighted assets):
Consolidated............  $40,550 11.4%  $    28,435      8.0%        N/A     N/A
Mahaska State Bank......   16,380 10.6        12,313      8.0  $   15,391    10.0%
Central Valley Bank.....    9,867 12.7         6,201      8.0       7,751    10.0
Pella State Bank........    5,360 17.8         2,411      8.0       3,014    10.0
Midwest Federal.........   13,107 15.5         6,769      8.0       8,461    10.0
Tier 1 capital (to risk-
 weighted assets):
Consolidated............  $37,617 10.6%  $    14,218      4.0%        N/A     N/A
Mahaska State Bank......   15,034  9.8         6,156      4.0  $    9,235     6.0%
Central Valley Bank.....    9,264 12.0         3,101      4.0       4,651     6.0
Pella State Bank........    5,040 16.7         1,205      4.0       1,808     6.0
Midwest Federal.........   12,582 14.9         3,384      4.0       5,077     6.0
Tier 1 capital (to
 average assets):
Consolidated............  $37,617  7.8%  $    14,453      3.0%        N/A     N/A
Mahaska State Bank......   15,034  8.9         5,042      3.0  $    8,404     5.0%
Central Valley Bank.....    9,264  9.7         2,872      3.0       4,787     5.0
Pella State Bank........    5,040 16.8           901      3.0       1,502     5.0
Midwest Federal.........   12,582  7.1         5,303      3.0       8,838     5.0

As of December 31, 1999:
Total capital (to risk-
 weighted assets):
Consolidated............  $41,391 12.7%  $    26,182      8.0%        N/A     N/A
Mahaska State Bank......   15,913 11.4        11,217      8.0  $   14,022    10.0%
Central Valley Bank.....    8,849 13.9         5,108      8.0       6,385    10.0
Pella State Bank........    5,083 22.9         1,774      8.0       2,217    10.0
Midwest Federal.........   11,953 14.1         6,798      8.0       8,497    10.0
Tier 1 capital (to risk-
 weighted assets):
Consolidated............  $37,385 11.4%  $    13,091      4.0%        N/A     N/A
Mahaska State Bank......   14,364 10.2         5,609      4.0  $    8,413     6.0%
Central Valley Bank.....    8,352 13.1         2,554      4.0       3,831     6.0
Pella State Bank........    4,795 21.6           887      4.0       1,330     6.0
Midwest Federal.........   11,430 13.5         3,399      4.0       5,098     6.0
Tier 1 capital (to
 average assets):
Consolidated............  $37,385  7.9%  $    14,276      3.0%        N/A     N/A
Mahaska State Bank......   14,364  8.5         5,077      3.0  $    8,462     5.0%
Central Valley Bank.....    8,352  9.0         2,781      3.0       4,635     5.0
Pella State Bank........    4,795 19.1           752      3.0       1,253     5.0
Midwest Federal.........   11,430  6.7         5,150      3.0       8,583     5.0

15. Business Segments

   The Company's wholly-owned subsidiaries, Mahaska State Bank ("MSB"), Central Valley Bank ("CVB"), Pella State Bank ("PSB") and Midwest Federal Savings and Loan Association of Eastern Iowa ("MFS"), have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

   The Company evaluates performance and allocates resources based on the segment's net income or loss, total assets, net interest margin (FTE), return on average assets and return on average equity. The segments follow generally accepted accounting principles as described in the summary of significant accounting policies.

   Each subsidiary is managed separately with its own president, who reports directly to the Company's chief operating decision maker, and board of directors.

   The following table sets forth certain information about the reported profit or loss and assets for each of the Company's reportable segments.

                                                                MIC    Holding
                            MSB      CVB     PSB      MFS    Financial   Co.      Elim.    Total
                          -------  -------  ------  -------  --------- -------   -------  -------
                                                   (in thousands)
At or for the year ended
 December 31, 2000:
Total interest income...  $14,213    7,671   2,481   13,146      263    1,065        (13)  38,826
Total interest expense..    6,575    3,752   1,328    8,372       10    1,403        (13)  21,427
Provisions for loan
 losses.................      547      180      55       48       62      --         --       892
Total other income......    1,510      596      98      550       17      405       (610)   2,566
Goodwill and other
 intangible amortization
 .......................      101      424     --       600      --       --         --     1,125
Total other expense.....    4,413    2,483     823    3,049      359    1,671       (610)  12,188
Income tax expense......    1,201      458     141      435      (51)    (425)       --     1,759
Net income..............    2,886      970     232    1,192     (100)  (1,179)       --     4,001
Total assets............  179,327  108,344  34,996  183,418    1,912    7,883       (668) 515,212
Net interest margin
 (FTE)..................     4.91%    4.35%   4.02%    2.91%    8.46%   (4.55)%              3.87%
Return on average
 assets.................     1.71     0.97    0.77     0.65    (3.49)  (12.11)               0.81
Return on average
 equity.................    18.69     7.62    4.72     6.10    (3.81)   (2.41)               8.18

At or for the year ended
 December 31, 1999:
Total interest income...  $14,703    6,737   1,616    3,114    1,574    1,484       (398)  28,830
Total interest expense..    5,972    3,255     786    1,907      394    1,279       (398)  13,195
Provisions for loan
 losses.................      712      335     130       12    2,439      --         --     3,628
Total other income......    1,488      518      70       86        2      200       (417)   1,947
Goodwill and other
 intangible amortization
 .......................      101      433     --       156      --        21        --       711
Total other expense.....    4,114    2,257     729      724      976    1,368       (417)   9,751
Income tax expense......    1,874      353      17      113     (759)    (328)       --     1,270
Net income..............    3,418      622      24      288   (1,474)    (656)       --     2,222
Total assets............  165,188   97,064  26,182  182,934    4,432   68,353    (57,964) 486,189
Net interest margin
 (FTE)..................     5.54%    4.18%   4.24%    3.03%   11.57%    1.48%               4.89%
Return on average
 assets.................     2.01     0.67    0.12     0.64   (14.62)   (4.11)               0.64
Return on average
 equity.................    21.45     4.97    0.51     5.90   (31.04)   (1.56)               5.29

At or for the year ended
 December 31, 1998:
Total interest income...  $14,527    7,136     668      N/A    1,737    2,269       (371)  25,966
Total interest expense..    6,044    3,144     234      N/A      365    1,074       (371)  10,490
Provisions for loan
 losses.................      500      132     145      N/A      402      --         --     1,179
Total other income......    1,505      496      19      N/A       48      279       (490)   1,857
Goodwill and other
 intangible amortization
 .......................      104      445     --       N/A      --        63        --       612
Total other expense.....    3,856    2,290     551      N/A      694    1,435       (490)   8,336
Income tax expense......    1,955      595     (90)     N/A      110       13        --     2,583
Net income..............    3,573    1,026    (153)     N/A      214      (37)       --     4,623
Total assets............  169,524   90,951  15,583      N/A   13,193   55,407    (46,269) 298,389
Net interest margin
 (FTE)..................     5.58%    5.11%   5.15%     N/A    13.37%   10.10%               6.04%
Return on average
 assets.................     2.17     1.18   (1.60)     N/A     2.07    (0.26)               1.65
Return on average
 equity.................    23.55     8.41   (3.16)     N/A     4.14    (0.10)              12.16

16. Dividend Restrictions

   The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiaries in the form of dividends received. The bank subsidiaries are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the bank subsidiaries to the Company at December 31, 2000, without prior regulatory approval, approximated $6,458,000.

17. Commitments and Contingencies

   The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. As of December 31, 2000 and 1999, outstanding commitments to extend credit totaled approximately $32,190,000 and $24,092,000, respectively.

   Commitments under standby letters of credit outstanding aggregated $3,351,000 and $2,845,000 as of December 31, 2000 and 1999, respectively. The Company does not anticipate any losses as a result of these transactions.

   The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based upon known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

18. Mahaska Investment Company (Parent Company Only)

Balance Sheets

                                                                 December 31
                                                               ----------------
                                                                 2000     1999
                                                               --------  ------
                                                               (in thousands)
Assets:
Cash on deposit at bank subsidiary............................ $      1     961
Cash at other institutions....................................      113      38
                                                               --------  ------
  Cash and cash equivalents...................................      114     999
Investment securities.........................................      622     892
Loans.........................................................      786     996
Loan pool participations......................................    4,569   8,351
Investments in:
  Bank subsidiaries...........................................   53,646  51,792
  Bank-related subsidiary.....................................    1,604   3,799
Premises and equipment........................................      726     690
Other assets..................................................    1,084     834
                                                               --------  ------
    Total assets.............................................. $ 63,151  68,353
                                                               ========  ======
Liabilities and Shareholders' Equity:
Notes payable................................................. $ 13,200  18,000
Accrued expenses payable and other liabilities................      656     118
                                                               --------  ------
    Total liabilities.........................................   13,856  18,118
                                                               --------  ------
Shareholders' equity:
  Common stock................................................   24,564  24,564
  Capital surplus.............................................   13,127  13,192
  Treasury stock at cost......................................  (11,869) (8,525)
  Retained earnings...........................................   23,102  21,511
  Accumulated other comprehensive income (loss)...............      371    (507)
                                                               --------  ------
    Total shareholders' equity................................   49,295  50,235
                                                               --------  ------
    Total liabilities and shareholders' equity................ $ 63,151  68,353
                                                               ========  ======

Statements of Income

                                                               Year ended
                                                              December 31
                                                           --------------------
                                                            2000   1999   1998
                                                           ------  -----  -----
                                                             (in thousands)
Income:
Dividends from subsidiaries............................... $4,350  3,800  4,600
Interest income and discount on loan pool participations..    948  1,049  1,878
Management, audit, and loan review fees...................    281    156    236
Other operating income....................................    241    480    433
                                                           ------  -----  -----
   Total income...........................................  5,820  5,485  7,147
                                                           ------  -----  -----
Expense:
Salaries and benefits expense.............................    986    767    859
Interest on short-term borrowings.........................  1,403  1,280  1,074
Other operating expense...................................    684    621    638
                                                           ------  -----  -----
                                                            3,073  2,668  2,571
                                                           ------  -----  -----
Income before income tax (benefit) expense and equity in
 undistributed earnings of subsidiaries...................  2,747  2,817  4,576
Income tax (benefit) expense..............................   (425)  (327)    13
                                                           ------  -----  -----
 Income before equity in undistributed (dividends in
  excess of earnings) earnings of subsidiaries............  3,172  3,144  4,563
Equity in undistributed (dividends in excess of earnings)
 earnings of subsidiaries.................................    829   (922)    60
                                                           ------  -----  -----
   Net income............................................. $4,001  2,222  4,623
                                                           ======  =====  =====

Statements of Cash Flows

                                                       Year ended December 31
                                                       ------------------------
                                                         2000     1999    1998
                                                       --------  ------  ------
                                                           (in thousands)
Cash flows from operating activities:
Net income...........................................  $  4,001   2,222   4,623
                                                       --------  ------  ------
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed (dividends in excess of
  earnings) earnings of subsidiaries.................      (829)    922     (60)
 Depreciation and amortization.......................        70      86     123
 Investment securities gains.........................       (84)    --      (26)
 (Increase) decrease in other assets.................      (250)  1,042     259
 Increase (decrease) in other liabilities............       561  (1,009)     24
                                                       --------  ------  ------
 Total adjustments...................................      (532)  1,041     320
                                                       --------  ------  ------
 Net cash provided by operating activities...........     3,469   3,263   4,943
                                                       --------  ------  ------
Cash flows from investing activities:
Purchases of investment securities...................       --     (515)   (227)
Proceeds from investment securities sales............       284     --      175
Net decrease (increase) in loans.....................       210   6,515  (5,064)
Purchases of loan pool participations................       --   (3,972) (4,610)
Principal recovery on loan pool participations.......     3,782   3,228   4,737
Purchases of premises and equipment..................      (128)    (70)    (13)
Proceeds from sale of premises and equipment.........        22     --      --
Repayment of bank-related subsidiary equity..........     2,095     --      --
Advances for acquistion costs........................       --     (432)    --
                                                       --------  ------  ------
 Net cash provided by (used in) investing activities.     6,265   4,754  (5,002)
                                                       --------  ------  ------
Cash flows from financing activities:
Advances on notes payable............................     1,900   6,910   7,450
Principal payments on notes payable..................    (6,700) (5,910) (4,500)
Dividends paid.......................................    (2,410) (2,310) (2,048)
Purchases of treasury stock..........................    (3,433) (6,594) (1,837)
Proceeds from stock options exercised................        24     555     689
                                                       --------  ------  ------
 Net cash used in financing activities...............   (10,619) (7,349)   (246)
                                                       --------  ------  ------
 Net (decrease) increase in cash and cash
  equivalents........................................      (885)    668    (305)
Cash and cash equivalents at beginning of year.......       999     331     636
                                                       --------  ------  ------
Cash and cash equivalents at end of year.............  $    114     999     331
                                                       ========  ======  ======

The Board of Directors
Mahaska Investment Company:

   We have audited the accompanying consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mahaska Investment Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

KPMG LLP

February 9, 2001
Des Moines, Iowa

                          THE DIRECTORS AND OFFICERS
                        OF MAHASKA INVESTMENT COMPANY
                      CORDIALLY INVITE YOU TO ATTEND THE
                        ANNUAL MEETING OF SHAREHOLDERS
                   THURSDAY, APRIL 26, 2001, 10:30 A.M. CDT
                            ELMHURST COUNTRY CLUB
                            2214 SOUTH 11TH STREET
                              OSKALOOSA, IA 52577


--------------------------------------------------------------------------------
  You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.
             See the reverse side of this sheet for instructions.

    IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, COMPLETE BOTH SIDES OF
               ---
          PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                          Illinois Stock Transfer Co.
                     209 West Jackson Boulevard, Suite 903
                            Chicago, Illinois 60606
--------------------------------------------------------------------------------


DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                      Dated:_________________________________

                                      Signature:_____________________________

                                      Signature if held jointly:_____________

Please sign exactly as name appears. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


                                 DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY
--------------------------------------------------------------------------------

MAHASKA INVESTMENT COMPANY
If you plan to personally attend the Annual Meeting of Shareholders on April 26, 2001, please check the box and list the names of the attendees below.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the Special Meeting.     [_]

Names of persons attending:

_________________________________________________________________________

_________________________________________________________________________

--------------------------------------------------------------------------------

------------------------------  TO VOTE BY MAIL  -------------------------------

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

---------------------------  TO VOTE BY TELEPHONE  -----------------------------

  Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

    1. Read the accompanying Proxy Statement.
    2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
    3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be submitted prior to midnight Central Time, April 24, 2001.
Your Telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

    If you Vote by Telephone, Please Do Not Return Your Proxy Card By Mail.

----------------------------  TO VOTE BY INTERNET  -----------------------------

  Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

    1. Read the accompanying Proxy Statement.
    2. Visit our Internet voting site at http://www.eproxyvote.com/ist-mhkcm/ and follow the instructions on the screen.
    3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by telephone must be submitted prior to midnight Central Time, April 24, 2001.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a "secured" web page site. Your software and/or Internet provider must be "enabled" to access this site. Please call your software or Internet provider for further information.

    If You Vote By Internet, Please Do Not Return Your Proxy Card By Mail.

--------------------------------------------------------------------------------

REVOCABLE PROXY          MAHASKA INVESTMENT COMPANY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned as a shareholder of record on February 22, 2001 hereby appoints Charles S. Howard and David A. Meinert as Proxies, each with the power to appoint substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Mahaska Investment Company which undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 26, 2001, or any adjournment thereof.
--------------------------------------------------------------------------------

Proposal 1 - Election of Directors

              [_] For all the nominees listed below (except as marked to the contrary below)

              [_] Withhold authority to vote all the nominees below
                  (Instructions: to withhold authority to vote for any individual nominee, strike through the nominee's name.)

                  One year term: 01 James G. Wake   Two year term: 02 Michael R. Welter     Three year term: 04 Richard R. Donahue
                                                                   03 Edward C Whitham, Jr.                  05 John P. Pothoven
                                                                                                             06 John W. N. Steddom

Proposal 2 - Ratify the Appointment of KPMG LLP as Independent Auditors for the
             Company

              [_] For    [_] Against  [_] Abstain

              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                       (to be signed on the other side)